Exhibit 99.3
PRO FORMA VALUATION REPORT
NORTHWEST BANCSHARES, INC.
Warren, Pennsylvania
PROPOSED HOLDING COMPANY FOR:
NORTHWEST SAVINGS BANK
Warren, Pennsylvania
Dated As Of:
August 28, 2009

Prepared By:
RP® Financial, LC.
1700 North Moore Street
Suite 2210
Arlington, Virginia 22209

RP® FINANCIAL, LC.
Serving the Financial Services Industry Since 1988
August 28, 2009
Boards of Directors
Northwest Bancorp, MHC
Northwest Bancorp, Inc.
Northwest Savings Bank
100 Liberty Street
Warren, Pennsylvania 16365
Members of the Boards of Directors:
     At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock to be issued by Northwest Bancorp, Inc., Warren, Pennsylvania (“Northwest” or the “Company”) in connection with the mutual-to-stock conversion of Northwest Bancorp MHC (the “MHC”). The MHC currently has a majority ownership interest in, and its principal asset consists of, approximately 62.94% of the common stock (the “MHC Shares”) of Northwest Bancorp, Inc., the existing mid-tier holding company for Northwest Savings Bank, Warren, Pennsylvania (the “Bank”). The remaining 37.06% of Northwest’s common stock is owned by public stockholders. The Bank completed its initial public stock offering and reorganization into a mutual holding company structure in November 1994. The Company became the stock holding company of the Bank in a transaction (the “Two-Tier Reorganization”) that was approved by the Bank’s stockholders in December of 1997, and completed in February of 1998. In the Two-Tier Reorganization, each share of the Bank’s common stock was converted into and became a share of common stock of the Company and the Bank became a wholly-owned subsidiary of the Company. The MHC, which owned a majority of the Bank’s outstanding shares of common stock immediately prior to completion of the Two-Tier Reorganization, became the owner of the same percentage of the outstanding shares of common stock of the Company immediately following the completion of the Two-Tier Reorganization.
     It is our understanding that Northwest will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory requirements governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a syndicated offering to the public at large. Upon completing the mutual-to-stock conversion and stock offering (the “Second-Step Conversion”), the Company will be 100% owned by public shareholders, the publicly-held shares of the Bank will be exchanged for shares in the Company at a ratio that retains their ownership interest (before taking into account the shares to be contributed to a foundation immediately following the close of the offering), the MHC assets will be consolidated with the Company and the MHC will cease to exist.

Washington Headquarters
Rosslyn Center	Telephone: (703) 528-1700
1700 North Moore Street, Suite 2210	Fax No.: (703) 528-1788
Arlington, VA 22209	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Directors
August 28, 2009

     In connection with and immediately following the conversion, the Company will contribute shares and cash to the newly-established charitable foundation, The Northwest Charitable Foundation (“Foundation”), in an amount equal to 2% of the shares issued to the public, consisting of $1.0 million of cash and the balance comprised of newly-issued shares of common stock based on the IPO price of $10.00 per share.
     This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”). Such Valuation Guidelines are relied upon by the Federal Deposit Insurance Corporation (“FDIC”) and the Department of Banking of the Commonwealth of Pennsylvania (the “Department”) in the absence of separate written valuation guidelines.
Plan of Conversion and Reorganization
     On August 27, 2009, the respective Boards of Directors of the MHC, the Company and the Bank adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”), pursuant to which the mutual holding company will convert to the stock form of organization. Pursuant to the Plan of Conversion, (i) the MHC will convert to stock form, (ii) the MHC and the Company will merge into the Bank and the Bank will become a wholly owned subsidiary of a newly chartered stock company to be known as Northwest Bancshares, Inc. (“Northwest Bancshares”), (iii) the shares of common stock of the Company held by persons other than the MHC will be converted into shares of common stock of Northwest Bancshares pursuant to an exchange ratio designed to preserve the percentage ownership interests of such persons, and (iv) the Company will offer and sell shares of its common stock to certain depositors of the Bank, residents of Bank’s local community and shareholders of the Company and others in the manner and subject to the priorities set forth in the Plan of Conversion. As of August 28, 2009, the MHC’s ownership interest in Northwest approximated 62.94%. The Company will also issue shares of its common stock to the public stockholders of Northwest pursuant to an exchange ratio that will result in the public shareholders owning the same aggregate percentage of the newly issued Northwest common stock as owned immediately prior to the second step conversion, before taking into account the shares to be contributed to a foundation immediately following the close of the offering. As of August 28, 2009, the public stockholders’ ownership interest in Northwest approximated 37.06%.
     RP® Financial, LC.
     RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Boards of Directors
August 28, 2009

Valuation Methodology
     In preparing our Appraisal, we have reviewed the regulatory applications of Northwest, the Bank and the MHC, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of Northwest, the Bank and the MHC that has included a review of audited financial information for fiscal year ended June 30, 2004 and for the fiscal years ended December 31, 2004 through 2008, a review of various unaudited information and internal financial reports through June 30, 2009, and due diligence related discussions with Northwest’s management; KPMG, LLP, the Company’s independent auditor; Luse Gorman Pomerenk & Schick, P.C., Northwest’s conversion counsel; and Stifel, Nicolaus & Company, Incorporated, Northwest’s marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.
     We have investigated the competitive environment within which Northwest operates and have assessed Northwest’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on Northwest and the industry as a whole. We have analyzed the potential effects of the stock conversion on Northwest’s operating characteristics and financial performance as they relate to the pro forma market value of Northwest. We have analyzed the assets held by the MHC, which will be consolidated with Northwest’s assets and equity pursuant to the completion of conversion. We have reviewed the economic and demographic characteristics of the Company’s primary market area. We have compared Northwest’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, and second-step conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.
     The Appraisal is based on Northwest’s representation that the information contained in the regulatory applications and additional information furnished to us by Northwest and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by Northwest, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of Northwest. The valuation considers Northwest only as a going concern and should not be considered as an indication of Northwest’s liquidation value.
     Our appraised value is predicated on a continuation of the current operating environment for Northwest and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of

Boards of Directors
August 28, 2009

Northwest’s stock alone. It is our understanding that there are no current plans for selling control of Northwest following completion of the second-step stock offering. To the extent that such factors can be foreseen, they have been factored into our analysis.
     The estimated pro forma market value is defined as the price at which Northwest’s common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.
Valuation Conclusion
     It is our opinion that, as of August 28, 2009, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering and contribution to the Foundation — including (1) newly-issued shares representing the MHC’s current ownership interest in Northwest, (2) exchange shares issued to existing public shareholders of Northwest and (3) the shares of common stock to be contributed to the Foundation — was $1,020,599,730 at the midpoint, equal to 102,059,973 shares at $10.00 per share. The resulting range of value and pro forma shares, all based on $10.00 per share and the contribution to the Foundation equal to 2% of the value of the shares sold to the public (comprised of $1 million of cash with the balance comprised of newly-issued stock) is set forth below.

				Exchange Shares
				Issued to the
		Offering	Foundation	Public	Exchange
	Total Shares	Shares	Shares	Shareholders	Ratio
Shares					(x)
Supermaximum	135,006,564	83,978,750	1,579,575	49,448,239	2.75011
Maximum	117,383,969	73,025,000	1,360,500	42,998,469	2.39140
Midpoint	102,059,973	63,500,000	1,170,000	37,389,973	2.07948
Minimum	86,735,977	53,975,000	979,500	31,781,477	1.76756

Distribution of Shares
Supermaximum	100.00%	62.20%	1.17%	36.63%
Maximum	100.00%	62.21%	1.16%	36.63%
Midpoint	100.00%	62.22%	1.15%	36.64%
Minimum	100.00%	62.23%	1.13%	36.64%

Aggregate Market Value(1)
Supermaximum	$1,350,065,640	$839,787,500	$15,795,750	$494,482,390
Maximum	$1,173,839,690	$730,250,000	$13,605,000	$429,984,690
Midpoint	$1,020,599,730	$635,000,000	$11,700,000	$373,899,730
Minimum	$867,359,770	$539,750,000	$9,795,000	$317,814,770

(1)	Based on offering price of $10.00 per share.

Boards of Directors
August 28, 2009

     Based on the pro forma valuation and the percent ownership interest represented by the MHC Shares, the number of shares of common stock offered for sale will range from a minimum of 53,975,000 shares to a maximum of 73,025,000 shares, with a midpoint offering of 63,500,000 shares. Based on an offering price of $10.00 per share, the amount of the offering will range from a minimum of $539,750,000 to a maximum of $730,250,000 with a midpoint of $635,000,000. If market conditions warrant, the number of shares offered can be increased to an adjusted maximum of 83,978,750 shares (the “supermaximum”) equal to an offering of $839,787,500 at the offering price of $10.00 per share.
Establishment of the Exchange Ratio
     OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Board of Directors of Northwest has independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company, before taking into account the impact of the share contribution to the Foundation. The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the subscription and syndicated offerings and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 2.0795 shares of the Company for every one public share of stock held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 1.7676 at the minimum, 2.3914 at the maximum and 2.7501 at the supermaximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.
Limiting Factors and Considerations
     The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable OTS regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion offering, or prior to that time, will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Northwest immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the second-step offering.
     RP Financial’s valuation was based on the financial condition, operations and shares outstanding of Northwest as of June 30, 2009, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of Northwest and the exchange of the public shares for newly issued shares of Northwest common stock as a full public company was determined independently by the Boards of Directors of the

Boards of Directors
August 28, 2009

MHC, Northwest and the Bank. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.
     RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.
     This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Northwest, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of Northwest’s stock offering.

Respectfully submitted,
RP® FINANCIAL, LC.

/s/ William E. Pommerening William E. Pommerening
Chief Executive Officer and Managing Director

/s James P. Hennessey James P. Hennessey
Director

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1
I. OVERVIEW AND FINANCIAL ANALYSIS
Introduction
     Northwest Savings Bank, Warren, Pennsylvania (the “Bank”) is a Pennsylvania-chartered stock savings bank headquartered in Warren, Pennsylvania, located in northwestern Pennsylvania. The Bank is a community oriented financial institution offering traditional deposit and loan products and, through a wholly-owned subsidiary, consumer finance services. The Bank’s mutual savings bank predecessor was founded in 1896. The Bank in its current stock form was established on November 2, 1994, as a result of the reorganization of the Bank’s mutual predecessor into a mutual holding company structure. At the time of the reorganization, the Bank issued a majority of its shares of common stock to Northwest Bancorp, MHC (the “MHC”) and sold a minority of its shares to stockholders other than the MHC in a stock offering.
     Historically, the Bank served the areas near its headquarters in the northwestern region of Pennsylvania and continues to have the highest concentration of deposits and loans in northwestern Pennsylvania. Since the early 1990s, the Bank has expanded, primarily through acquisition, into the southwestern and central regions of Pennsylvania and adjacent states. As of June 30, 2009, the Bank operated 141 community banking offices and 49 consumer finance offices through wholly-owned subsidiary Northwest Consumer Discount Company (“NCDC”). The Bank’s operations service the Pennsylvania counties of Allegheny, Armstrong, Bedford, Berks, Blair, Butler, Cambria, Cameron, Centre, Chester, Clarion, Clearfield, Clinton, Columbia, Crawford, Cumberland, Dauphin, Elk, Erie, Fayette, Forest, Huntingdon, Indiana, Jefferson, Lancaster, Lawrence, Lebanon, Luzerne, Lycoming, McKean, Mercer, Mifflin, Northumberland, Potter, Schuylkill, Tioga, Venango, Warren, Washington, Westmoreland and York. In addition, the Bank operated five community banking offices located in the Ohio counties of Ashtabula, Geauga and Lake, 14 community banking offices located in the New York counties of Chautauqua, Erie, Monroe and Cattaraugus, five community banking offices in the Maryland counties of Baltimore, Anne Arundel and Howard and three community banking offices in Broward County, Florida. The Bank’s distribution network also includes fully integrated online banking and investment trading, a 24-hour telephone banking service and participation in a worldwide ATM network. A map of the Bank’s current branch office locations is included as Exhibit I-1.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2
     Northwest Bancorp, Inc. (“Northwest” or the “Company”) is a Federal corporation that was formed on June 29, 2001, as the successor to a Pennsylvania corporation of the same name. Both the Federal corporation and its Pennsylvania predecessor are referred to as the “Company.” The Company became the stock holding company of the Bank in a transaction (the “Two-Tier Reorganization”) that was approved by the Bank’s stockholders in December of 1997, and completed in February of 1998. In the Two-Tier Reorganization, each share of the Bank’s common stock was converted into and became a share of common stock of the Company, and the Bank became a wholly-owned subsidiary of the Company. The MHC became the owner of the same percentage of the outstanding shares of common stock of the Company immediately following the completion of the Two-Tier Reorganization. On August 25, 2003, the Company completed an incremental stock offering whereby the Company cancelled 7,255,520 shares of the Company’s stock owned by the MHC and the Company sold the same number of shares in a subscription offering. The MHC currently has a majority ownership interest in, and its principal asset consists of, approximately 62.94% of the common stock of Northwest (the “MHC Shares”). The remaining 37.06% of Northwest’s common stock is owned by public stockholders.
     The Bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (“FDIC”). At June 30, 2009, the Company had total assets of $7.1 billion, deposits of $5.3 billion and equity of $632.5 million, or 8.9% of total assets. Northwest’s audited financial statements for the most recent period are included by reference as Exhibit I-2.
Plan of Conversion and Reorganization
     On August 27, 2009, Northwest announced that the Boards of Directors of the MHC, the Company and the Bank unanimously adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”), pursuant to which Northwest will convert from the two-tier MHC structure to the full stock holding company structure and concurrently conduct a second-step conversion offering (“Second Step Conversion” or “Offering”) that will represent the MHC’s ownership interest in Northwest. As of August 28, 2009, the MHC’s ownership interest in Northwest approximated 62.94%. Pursuant to the Plan of Conversion, Northwest which owns 100% of the Bank will be succeeded by a new Maryland chartered stock corporation named Northwest Bancshares, Inc. (“Northwest Bancshares”). As part of the Plan of Conversion, the public stockholders of the Company will exchange their existing shares for shares of the newly formed Northwest Bancshares pursuant to an exchange ratio that will result in the same pro forma

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3
ownership percentage as owned immediately prior to the conversion, before taking into account the shares to be contributed to a newly-formed charitable foundation (see below). The Company will sell shares of common stock in a subscription offering and, if necessary, a syndicated offering. The existing assets of the MHC will be consolidated with the Bank, including approximately $2.1 million of cash.
     In connection with the second-step conversion, the Company will establish The Northwest Charitable Foundation (the “Foundation”). The Foundation will be funded in an amount equal to 2% of the shares issued to the public, consisting of $1.0 million of cash and the balance comprised of newly-issued shares of common stock based on the IPO price of $10.00 per share. The purpose of the Foundation is to enhance the relationship between Northwest and the communities in which the Company operates. In this regard, the Foundation will make grants and donations to non-profit and community groups and projects in the Company’s market area. Through stock ownership, the Foundation can participate in the long-term growth of the Company through dividends and potential price appreciation.
Strategic Overview
     In recent years, the Company’s strategic focus has been that of a community oriented financial institution with a primary focus on meeting the borrowing, checking, savings and other financial needs of customers throughout the market area served by the Company’s retail branch network. In this regard, the Company historically emphasized a permanent residential lending strategy with a moderate diversification into commercial real estate lending. The Company determined that there was ample opportunity for profitable growth as a community bank in commercial and consumer lending during the early 1990s. Over the last decade, the Company has broadened its products and services and emphasized responsive customer service to local retail and commercial customers.
     The Company has implemented a two-prong lending strategy: (1) lending to consumers including both first mortgage and home equity lending as well as auto and other consumer non-mortgage lending; and (2) commercial lending, including commercial and multi-family mortgage loans as well as commercial and industrial loans (“C&I loans”). The Company has developed the infrastructure to support its commercial and consumer lending strategy, including policies and procedures for credit administration and risk management. Over the years, the Company has expanded the staffing of the commercial loan department such that Northwest now employs more than 50 loan officers, including many with extensive regional commercial lending

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4
experience. The Company’s competitive strategy for commercial lending has been facilitated by such staffing and infrastructure enhancements. The Company has also recently restructured the loan department in conjunction with the increased commercial lending emphasis by separating the loan origination and credit administration functions with the objective of improving credit risk assessment and mitigation. The impact of the Company’s lending emphasis is evidenced in the loan portfolio composition, which reflects that multi-family and commercial mortgage loans have increased to 22.5% of total loans and C&I loans have increased to 7.5% of total loans. Notwithstanding these increases, permanent 1-4 family residential mortgage loans continue to comprise the single largest element of the loan portfolio equaling 45.4% of total loans as of June 30, 2009.
     A portion of Northwest’s consumer lending is conducted through consumer finance subsidiary NCDC, which operates 49 consumer finance offices throughout Pennsylvania. The NCDC offices are stand alone entities which extend the marketing reach of the Company and enable the Company to broaden the range of loan products offered and customers served. In conjunction with the Company’s efforts to develop broad-based full service business banking relationships, Northwest has also offered a wide variety of business-oriented products and services including various deposit and cash management services. Northwest also offers a broad range of investment and trust services to both consumers and businesses and total assets under management were $924.7 million as of June 30, 2009. In this regard, the Company provides financial services such as trust, retail brokerage and title insurance policies.
     While the Company operates in some large markets, including markets in the Pittsburgh and Baltimore metropolitan areas, most of Northwest’s offices are outside of large metropolitan areas. These non-urban markets, concentrated in central and western Pennsylvania, the southern tier of New York and eastern Ohio, have limited growth potential and their residents frequently are in the moderate to middle income categories. In view of the limited growth characteristics and small size of many of its markets, Northwest has adopted a controlled growth strategy which seeks to combine internally generated growth (organic growth and growth through de novo branching) with growth through acquisition. Northwest’s ability to expand has been enhanced by its success as an acquirer. In this regard, since 1993, Northwest has purchased a total of 49 branches in 12 separate transactions and 11 banks and thrifts in Pennsylvania, Florida and Maryland. The Company expects to continue to seek growth through acquisition in the future consistent with the recent practice and the conversion to a full stock company coupled with the increase in capital may facilitate the Company’s efforts in this regard.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5
At the same time, the characteristics of such transactions and the ability to consummate and successfully integrate future acquisitions of branches or financial institutions are also uncertain — reflecting not only the uncertainty of the identity of such targets, but the pro forma financial impact of such transactions. Accordingly, the growth capacity and ability to increase earnings through de novo branching and acquisition initiatives remains an unknown at this time.
     The Company currently has one pending acquisition transaction. On January 29, 2009, Northwest agreed to acquire the mutually-owned Keystone State Savings Bank (“Keystone”), based in Sharpsburg, Pennsylvania, in a merger of mutuals. No stock will be sold to the public and the depositors of Keystone State Savings Bank will continue to have ownership in the merged entity following the completion of the merger through the MHC structure. The transaction is expected to be completed in October 2009, prior to the completion of the Second Step Conversion.
     In view of the large retail banking footprint, Northwest manages its operations on a regional level, with each region headed by a regional president. There are a total of eight regions including four in Pennsylvania, and one each in Florida, Maryland, New York and Ohio. Northwest believes that operating in a regional structure provides the managers and staff within each region with an enhanced ability to be responsive to the local market, improving customer satisfaction and retention.
     Following the Second Step Conversion, the Company will continue to focus on continuing to more fully develop five broad initiatives: (1) continue to undertake controlled growth within the current market, both through acquisitions as opportunities are presented and through de novo branching in areas within or contiguous to the Company’s current markets; (2) maintain sufficient capital to support growth; (3) gradually restructure the loan portfolio to include a higher proportion of commercial and home equity loans and funding mix to include a higher proportion of low cost transaction accounts (will also benefit fee income); (4) remain a community/customer-centric financial institution by promoting both community and customer service which will enhance the Company’s profile and branding in the markets it serves; and (5) achieve earnings growth through the strategies cited above by realizing the spread benefit through targeted changes to the loan and deposit mix, enhancing efficiency through leveraging of the current infrastructure, and increasing fee income through the ongoing development of commercial account relationships and expanded penetration of fee based products and services.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6
     Implementation of the Company’s post-conversion growth strategies will be supported by the significant increase in pro forma capital. As a fully-converted institution with a significant surplus of capital, Northwest will be postured to realize significant balance sheet growth and the expansion of banking franchise through acquisitions. The projected use of stock proceeds is highlighted below.
•	The Company. The Company is expected to retain up to 50% of the net conversion proceeds. At present, the funds to be retained at the holding company level, net of the loan to the ESOP, are expected to be deposited in the Bank. The contribution to the Foundation will be funded in an amount equal to 2% of the shares issued to the public, consisting of $1.0 million of cash and the balance comprised of newly-issued shares of common stock based on the IPO price of $10.00 per share. Over time, the funds may be utilized for various corporate purposes, including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and/or the payment of cash dividends.

•	The Bank. Approximately 50% of the net conversion proceeds will be infused into the Bank. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank will initially be maintained in liquid assets and are expected to be deployed into a mixture of whole loans and investment securities.
     The Company has acknowledged that it expects to have a below market return on equity (“ROE”) due to the high pro forma equity level, until such time as the new capital can be leveraged through implementation of business plan growth strategies.
Balance Sheet Trends
     Table 1.1 shows the Company’s historical balance sheet data for the past five fiscal years and as of June 30, 2009. From June 30, 2004 through June 30, 2009, Northwest’s assets increased at 2.3% compounded annual rate to equal $7.1 billion as of June 30, 2009. Loans have realized a faster growth rate than total assets and thus increased in proportion to total assets from 63.9% at June 30, 2004, to 71.8% at June 30, 2009. Specifically, loans have increased at a 4.7% rate over the period from the end of fiscal 2004 through June 30, 2009, while investment securities diminished over the corresponding timeframe, both in dollar terms and in proportion to total assets. This loan growth, coupled with a gradual restructuring of the loan portfolio to include home equity and commercial loans, supported growth of net interest income during the challenging yield curve environment of the last several years. A summary of Northwest’s key operating ratios for this period is presented in Exhibit I-3.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I-7
Table I.1
Northwest Bancorp, Inc.
Historical Balance Sheets
(Amount and Percent of Assets)(1)

															Annual
	As of the Year Ended June 30,				As of the Year Ended December 31,								As of June 30,		Growth
	2004 (2)		2005 (2)		2005		2006		2007		2008		2009		Rate
	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$6,343,248	100.0%	$6,330,482	100.0%	$6,477,307	100.0%	$6,527,815	100.0%	$6,663,516	100.0%	$6,930,241	100.0%	$7,092,291	100.0%	2.3%

Cash and Investments
Cash and Cash Equivalents	391,723	6.2%	135,888	2.1%	152,092	2.3%	154,333	2.4%	230,616	3.5%	79,922	1.2%	415,066	5.9%	1.2%
Investment Securities — AFS	444,676	7.0%	290,702	4.6%	289,871	4.5%	388,546	6.0%	601,620	9.0%	393,531	5.7%	334,293	4.7%	-5.5%
Investment Securities — HTM	209,241	3.3%	467,303	7.4%	444,407	6.9%	462,312	7.1%	0	0.0%	0	0.0%	0	0.0%	-100.0%
Mortgage-Backed Securities — AFS	411,003	6.5%	384,481	6.1%	323,965	5.0%	378,968	5.8%	531,747	8.0%	745,639	10.8%	675,089	9.5%	10.4%
Mortgage-Backed Securities — HTM	392,301	6.2%	235,676	3.7%	189,851	2.9%	254,655	3.9%	0	0.0%	0	0.0%	0	0.0%	-100.0%

Total Cash and Investments, Net	1,848,944	29.1%	1,514,050	23.9%	1,400,186	21.6%	1,638,814	25.1%	1,363,983	20.5%	1,219,092	17.6%	1,424,448	20.1%	-5.1%

Loans Receivable, Net:
Real Estate	3,583,302	56.5%	3,888,287	61.4%	4,100,754	63.3%	3,926,859	60.2%	4,172,850	62.6%	4,508,393	65.1%	4,460,338	62.9%	4.5%
Consumer	324,897	5.1%	348,672	5.5%	366,488	5.7%	253,490	3.9%	261,598	3.9%	261,398	3.8%	250,544	3.5%	-5.1%
Commercial	145,742	2.3%	139,925	2.2%	155,027	2.4%	232,092	3.6%	361,174	5.4%	372,101	5.4%	380,636	5.4%	21.2%

Total Loans Receivable, Net	4,053,941	63.9%	4,376,884	69.1%	4,622,269	71.4%	4,412,441	67.6%	4,795,622	72.0%	5,141,892	74.2%	5,091,518	71.8%	4.7%

FHLB Stock	38,884	0.6%	33,055	0.5%	33,130	0.5%	34,289	0.5%	31,304	0.5%	63,143	0.9%	63,143	0.9%	10.2%
Real Estate Owned	3,951	0.1%	6,685	0.1%	4,872	0.1%	6,653	0.1%	8,667	0.1%	16,844	0.2%	15,890	0.2%	32.1%
BOLI	100,090	1.6%	104,573	1.7%	106,737	1.6%	110,864	1.7%	118,682	1.8%	123,479	1.8%	125,867	1.8%	4.7%
Goodwill	142,078	2.2%	142,078	2.2%	150,485	2.3%	155,770	2.4%	171,614	2.6%	171,363	2.5%	171,363	2.4%	3.8%
Mortgage Servicing Rights	0	0.0%	0	0.0%	3,357	0.1%	7,688	0.1%	8,955	0.1%	6,280	0.1%	7,917	0.1%	NM
Other Intangible Assets	16,429	0.3%	11,920	0.2%	11,477	0.2%	9,581	0.1%	11,782	0.2%	7,395	0.1%	5,725	0.1%	-19.0%

Deposits	5,191,621	81.8%	5,187,946	82.0%	5,228,479	80.7%	5,366,750	82.2%	5,542,334	83.2%	5,038,211	72.7%	5,345,739	75.4%	0.6%
FHLB Advances and Other Borrowed Funds	449,147	7.1%	410,344	6.5%	417,356	6.4%	392,814	6.0%	339,115	5.1%	1,067,945	15.4%	897,063	12.6%	14.8%
Trust Preferred Securities	102,062	1.6%	102,062	1.6%	205,156	3.2%	103,094	1.6%	108,320	1.6%	108,254	1.6%	108,249	1.5%	1.2%
Shareholders’ Equity	550,472	8.7%	582,190	9.2%	585,658	9.0%	604,561	9.3%	612,878	9.2%	613,784	8.9%	632,535	8.9%	2.8%

Branch Offices	147		147		153		160		166		167		168

(1)	Ratios are as a percent of ending assets.

(2)	Prior to the change in fiscal year, effective December 31, 2005.
Sources: Northwest’s audited financial statements and prospectus.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.8
     The Company’s loan portfolio composition reflects efforts to diversify the loan portfolio to include both loans which are higher yielding and/or have shorter durations than the long-term fixed rate mortgage loans which historically comprised the majority of loans in the loan portfolio. Accordingly, the loan portfolio composition has changed during the review period. Residential mortgage loans comprised 45.4% of loans outstanding at June 30, 2009, versus 63.1% of total loans outstanding at the fiscal 2004 year end. Commercial mortgage loans, including multi-family loans, have increased from 11.0% of total loans at year end 2002 to 22.5% of total loans at June 30, 2009, while C&I loans increased from 3.6% of total loans in fiscal 2004, to 7.6% of total loans as of June 30, 2009. Similarly, home equity loans and lines of credit also represent a growth element of the loan portfolio increasing from 14.2% of total loans in fiscal 2004, to 19.7% as of June 30, 2009.
     The intent of the Company’s investment policy is to provide adequate liquidity, to generate a favorable return on excess investable funds and to support the established credit and interest rate risk objectives. The ratio of cash and investments including MBS has fluctuated based primarily on loan demand and cash inflows from deposits and borrowings and has declined since the end of fiscal 2004, from 29.2% of assets to 20.1% as of June 30, 2009. The reduction of the investment portfolio is reflective of the Company’s general preference to invest in whole loans, resulting in the redeployment of funds from investments into loans. Moreover, deposit growth has been limited and Northwest has used maturing investments to fund loan growth to an extent.
     The Company’s investment securities and MBS equaled $1.0 billion, or 14.2% of total assets, as of June 30, 2009, while cash and interest bearing deposits and term deposits totaled $415.1 million, or 5.9% of assets. As of June 30, 2009, the cash and investments portfolio consisted of cash, interest-earning deposits in other financial institutions, mortgage-backed securities issued by Ginnie Mae, Fannie Mae or Freddie Mac and private issuers, U.S. government agency obligations and other high quality investments, including securities issued by corporations and municipalities. The municipal securities portfolio includes both rated and unrated securities. Additionally, the Company maintains permissible equity investments such as FHLB stock with a fair value of $7.9 million as of June 30, 2009. All of the Company’s investment securities are classified available for sale (“AFS”) as of June 30, 2009 (see Exhibit I-4 for the investment portfolio composition). No major changes to the composition and practices with respect to the management of the investment portfolio are anticipated over the near term, except that it is expected that the Company will generally classify securities as AFS at the time

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.9
of purchase (including MBS). The level of cash and investments is anticipated to increase initially following the Second Step Conversion, pending gradual redeployment into higher yielding loans.
     The Company also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of some of the Company’s officers. The purpose of the BOLI program is to help defray the rising costs of employee benefits. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of June 30, 2009, the cash surrender value of the Company’s BOLI equaled $125.9 million.
     Northwest maintained goodwill totaling $171.4 million, equal to 2.4% of assets and other acquisition-related intangibles totaling $5.7 million, or 1.0% of assets (primarily core deposit intangibles), at June 30, 2009. Other acquisition-related intangibles will be fully amortized in 2013, though new amortizing intangible assets may be created with the acquisition of Keystone. Goodwill is tested for impairment at least annually. The Company’s balance of goodwill will also increase in conjunction with the Second Step Conversion as the balance of goodwill maintained by the MHC (not currently reflected in the Company’s goodwill balance) will be consolidated with the existing goodwill.
     Since fiscal year-end 2004, deposits have increased at a 0.6% compounded annual rate. Deposit growth has been limited in recent periods owing to a conscious decision by the Company to limit deposits costs in a challenging earnings and spread environment, particularly as depositors became increasingly reluctant to “lock-in” long term CD funds in the low rate environment. In the absence of significant deposit growth, borrowed funds consisting of FHLB advances and reverse repurchase agreements have become a more significant component of Northwest’s funding base over the last several years.
     The Company maintains a relatively large base of savings and transaction accounts (“core” deposits), with 51.7% of deposits as of June 30, 2009, which reflects an increase from 44.7% of total deposits as of the 2006 fiscal year end. As future prospects for in-market deposit growth at existing branch facilities are expected to remain moderate, in order to gain market share the Company has been intensifying the cross-selling strategy to stimulate deposit growth from existing customers and refining products and services. The Company currently has plans to open four additional branches in the Rochester, New York market over the near term and will continue to evaluate other de novo branching as well as acquisition opportunities which may become available, with the objective of achieving deposit growth, particularly in the area of low-cost transaction accounts.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.10
     Borrowings have been utilized historically and, since fiscal 2004, have primarily consisted of FHLB advances. Advances have been used as the Company sought to avail itself to favorably priced long term funds. The Company expects to continue to utilize borrowings: (1) when such funds are priced attractively relative to deposits; (2) to lengthen the duration of liabilities; (3) to enhance earnings when attractive revenue enhancement opportunities arise; and (4) to generate additional liquid funds, if required. Borrowed funds were at comparatively modest levels ranging between 5% and 7% of total assets from fiscal 2004 to fiscal 2007, but increased in fiscal 2008 to $1.1 billion, equal to 15.4% of total assets. The increase in borrowings was used to payoff maturing CDs and for interest rate risk management purposes. The majority of the borrowings growth was derived from term advances with laddered maturities extending from three to eight years. The balance of borrowings has declined during the six months ended June 30, 2009 as borrowings have been replaced with growth in the deposit base. Northwest also maintained trust preferred securities totaling $108.2 million, or 1.5% of assets, at June 30, 2009.
     From fiscal year end 2004 through June 30, 2009, the Company’s equity increased at an annual rate of 2.8%. Northwest’s equity growth rate was largely realized through the retention of earnings. Partially offsetting the Company’s equity growth were dividends paid to the public shareholders. Northwest currently pays an annual dividend of $0.88 per share to the public shareholders. Equity growth approximated asset growth since the fiscal 2004 year end such that the equity/assets ratio fluctuated in a range of 8.7% to 9.2%. The Company’s tangible equity-to-assets ratio equaled 6.4% at June 30, 2009, reflecting goodwill and intangibles totaling $177.1 million, or 2.5% of assets. The additional capital realized from the Second Step Conversion offering will serve to significantly increase the Company’s equity position for purposes of organic growth and de novo branch expansion, as well as pursuing growth through acquisitions of other financial institutions.
Income and Expense Trends
     Table 1.2 shows the Company’s historical income statements since fiscal 2004. The Company’s profitability over this period ranged from a high of 0.91% of average assets during 2005 to a low of 0.59% of assets for the most recent twelve month period ended June 30, 2009. The Company’s earnings increased from fiscal 2004 to fiscal 2006, as growth in the net interest margin facilitated by balance sheet growth and improving spreads offset the impact of

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.11
Table I.2
Northwest Bancorp, Inc.
Historical Income Statements
(Amount and Percent of Avg. Assets)(1)

													For the Twelve Months
	As of the Year Ended June 30,				As of the Year Ended December 31,								Ended June 30,
	2004 (2)		2005 (2)		2005		2006		2007		2008		2009
	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest Income	$300,230	4.85%	$321,824	5.05%	$334,672	5.37%	$368,573	5.65%	$396,031	5.89%	$388,659	5.65%	$378,732	5.45%
Interest Expense	(134,466)	-2.17%	(138,047)	-2.17%	(150,079)	-2.41%	(191,109)	-2.93%	(211,015)	-3.14%	(169,293)	-2.46%	(146,870)	-2.11%

Net Interest Income	$165,764	2.68%	$183,777	2.88%	$184,593	2.96%	$177,464	2.72%	$185,016	2.75%	$219,366	3.19%	$231,862	3.33%
Provision for Loan Losses	(6,860)	-0.11%	(9,566)	-0.15%	(10,285)	-0.16%	(8,480)	-0.13%	(8,743)	-0.13%	(22,851)	-0.33%	(34,679)	-0.50%

Net Interest Income after Provisions	$158,904	2.56%	$174,211	2.73%	$174,308	2.80%	$168,984	2.59%	$176,273	2.62%	$196,515	2.86%	$197,183	2.84%

Other Operating Income	$25,498	0.41%	$30,675	0.48%	$34,478	0.55%	$43,420	0.67%	$45,766	0.68%	$52,017	0.76%	$53,596	0.77%
Operating Expense	(128,805)	-2.08%	(128,659)	-2.02%	(131,937)	-2.12%	(143,682)	-2.20%	(152,742)	-2.27%	(170,128)	-2.47%	(177,483)	-2.55%

Net Operating Income	$55,597	0.90%	$76,227	1.20%	$76,849	1.23%	$68,722	1.05%	$69,297	1.03%	$78,404	1.14%	$73,296	1.05%

Non-Operating Income/(Loss)
Gain/Loss on Sale of Securities	$4,536	0.07%	$523	0.01%	$381	0.01%	$368	0.01%	$4,958	0.07%	$6,037	0.09%	$5,346	0.08%
Writedowns on Securities	(166)	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%	$0	0.00%
Net Impairment Losses on Securities	0	0.00%	0	0.00%	0	0.00%	0	0.00%	(8,412)	-0.13%	(16,004)	-0.23%	(18,822)	-0.27%
Gain/Loss on Sale of Loans	433	0.01%	(100)	0.00%	343	0.01%	4,832	0.07%	728	0.01%	0	0.00%	0	0.00%
Loss on Early Extinguishment of Debt	0	0.00%	0	0.00%	0	0.00%	(3,124)	-0.05%	0	0.00%	(705)	-0.01%	0	0.00%
Gain/Loss on Real Estate Owned	1,561	0.03%	906	0.01%	1,542	0.02%	735	0.01%	(83)	0.00%	(428)	-0.01%	(3,959)	-0.06%
Non-Cash Recov/Impair of Servicing Assets	0	0.00%	0	0.00%	0	0.00%	(205)	0.00%	65	0.00%	(2,165)	-0.03%	(775)	-0.01%

Net Non-Operating Income/(Loss)	$6,364	0.10%	$1,329	0.02%	$2,266	0.04%	$2,606	0.04%	$(2,744)	-0.04%	$(13,265)	-0.19%	$(18,210)	-0.26%

Net Income Before Tax	$61,961	1.00%	$77,556	1.22%	$79,115	1.27%	$71,328	1.09%	$66,553	0.99%	$65,139	0.95%	$55,086	0.79%
Income Taxes	(19,829)	-0.32%	(22,741)	-0.36%	(22,365)	-0.36%	(19,792)	-0.30%	(17,456)	-0.26%	(16,968)	-0.25%	(14,386)	-0.21%

Net Income (Loss)	$42,132	0.68%	$54,815	0.86%	$56,750	0.91%	$51,536	0.79%	$49,097	0.73%	$48,171	0.70%	$40,700	0.59%

Adjusted Earnings
Net Income Before Ext. Items	$42,132	0.68%	$54,815	0.86%	$56,750	0.91%	$51,536	0.79%	$49,097	0.73%	$48,171	0.70%	$40,700	0.59%
Addback: Non-Operating Losses	0	0.00%	0	0.00%	0	0.00%	0	0.00%	2,744	0.04%	13,265	0.19%	18,210	0.26%
Deduct: Non-Operating Gains	(6,364)	-0.10%	(1,329)	-0.02%	(2,266)	-0.04%	(2,606)	-0.04%	0	0.00%	0	0.00%	0	0.00%
Tax Effect Non-Op. Items (3)	2,482	0.04%	518	0.01%	884	0.01%	1,016	0.02%	(1,070)	-0.02%	(5,173)	-0.08%	(7,102)	-0.10%

Adjusted Net Income	$38,250	0.62%	$54,004	0.85%	$55,368	0.89%	$49,946	0.77%	$50,771	0.75%	$56,263	0.82%	$51,808	0.74%

Memo:
Expense Coverage Ratio (4)	77.70%		70.01%		71.47%		80.96%		82.56%		77.55%		76.55%
Efficiency Ratio (5)	67.34%		59.99%		60.23%		65.05%		66.18%		62.69%		62.17%
Effective Tax Rate	32.00%		29.32%		28.27%		27.75%		26.23%		26.05%		26.12%

(1)	Ratios are as a percent of average assets.

(2)	Prior to the change in fiscal year, effective December 31, 2005.

(3)	Assumes a 43.99% effective tax rate for federal & state income taxes.

(4)	Net interest income divided by operating expenses.

(5)	Operating expenses as a percent of the sum of net interest income and other operating income (excluding non-operating items).

Sources: Northwest’s audited financial statements and prospectus.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.12
increasing expense levels. Net income was at a peak level of $56.8 million, equal to 0.91% of assets in fiscal 2006, while subsequently declining to $49.1 million and $48.2 million in fiscal 2007 and fiscal 2008, respectively, as earnings were eroded by impairment losses on investment securities and increasing loan loss provisions. Additionally, the Company incurred increasing expenses related to ongoing infrastructure development which also suppressed earnings. The key components of the Company’s core earnings are net interest income and operating expenses. The growth of non-interest operating income is a key objective and growing contributor to core earnings, as non-interest operating income has increased both in dollar terms and as a percent of average assets over the last five fiscal years. Non-recurring income items, consisting of gains and losses on sale and various valuation related accounting adjustments, have had a varied impact on the earnings over the review period. From a valuation perspective, such non-recurring income and expense items will be eliminated in determining the valuation earnings base.
     Over this period, the Company’s net interest income ranged from a low of 2.68% of average assets during fiscal 2004 to a high of 3.33% of average assets reported for the twelve months ended June 30, 2009. The upward trend in the net interest income ratio since 2003 primarily reflects the improvement in the yield-cost spread realized from the balance sheet restructuring, as the loan portfolio increased in proportion to investment securities and as lending efforts were focused on building the portfolio of higher yielding commercial and home equity loans. The effort to build the balance of savings and transaction accounts was also a factor. Overall, the Company’s interest rate spread increased from 2.77% during 2006 to 3.36% for the six months ended June 30, 2009. The Company’s historical interest rate spreads and yields and costs are set forth in Exhibits I-3 and I-5.
     Non-interest operating income has been a significant and growing source of revenue and earnings for the Company over the last few years, reflecting transaction account fees and revenues from diversification of retail banking activities into other financial services. Non-interest operating income increased from a low level of 0.41% of average assets during 2004 to a high of 0.77% of average assets for the twelve months ended June 30, 2009. The growth of non-interest income reflects growth in core deposit balances, non-interest income on BOLI and other miscellaneous fee generating activities including trust and brokerage services. The Company seeks to increase non-interest fee income by continuing to develop fee-generating commercial loan and deposit relationships and by emphasizing the expansion of non-traditional products such as trust and brokerage services.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.13
     The Company’s operating expenses have increased since fiscal 2003, measured both in dollar terms and as a percent of average assets. Specifically, operating expenses have increased from $128.8 million in fiscal 2004, equal to 2.08% of average assets, to $177.5 million, equal to 2.55% of average assets for the twelve months ended June 30, 2009. The Company’s operating expenses have increased in recent years due to asset growth, infrastructure improvements including the construction of Northwest’s new main office facility and data center, emphasis in commercial lending, and de novo branching. In addition, there has been cost increases associated with staffing the expanded commercial lending and trust/investment management areas.
     Overall, the positive trends in the Company’s net interest income since 2004 stimulated an increase in core earnings and profitability despite the increasing operating expense ratio. Northwest’s efficiency ratio, defined herein as operating expenses as a percent of the sum of net interest income and other operating income, of 62.17% during the twelve months ended June 30, 2009 was generally at the low end (good) of the range for the review period. Higher levels of net interest income and non-interest operating income both contributed to the improvement in the Company’s efficiency ratio.
     Importantly, while pre-tax net operating income as reflected in Table 1.2, reflects a growth trend, the Company’s net income has been negatively impacted by other factors. For example, loan loss provisions have been increasing and the Company has recorded significant non-operating expenses over the last several years, both of which have served to limit the benefit of the improvement in core earnings. Loan loss provisions had a limited impact on earnings over the fiscal 2004 to fiscal 2007 period, ranging from 0.11% of average assets to 0.16% of average assets. Loan loss provisions were comparatively modest over this timeframe as Northwest’s non-performing assets (“NPAs”) and classified assets were at comparatively low levels consistent with the historical trend. Loan loss provisions have increased materially since the end of fiscal 2007, to equal $22.9 million, or 0.33% of average assets in fiscal 2008, and $34.7 million, equal to 0.50% of average assets for the twelve months ended June 30, 2009. The increase in the level of provisions over the last several fiscal years is both the result of an increasing level of NPAs for the Company and a higher level of loan chargeoffs, both of which are the result of the recessionary economic environment including deterioration of the local real estate markets. At June 30, 2009, the Company maintained valuation allowances of $66.8 million, equal to 1.31% of total loans and 54.49% of non-performing loans. Exhibit I-6 sets forth the Company’s loan loss allowance activity during the review period.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.14
     Net non-operating income/loss (comprised of gains and losses) has had a variable impact on the Company’s earnings and profitability over the period, ranging from a net gain of 0.10% of average assets in fiscal 2004 to a net loss of 0.15% of average assets for the twelve months ended June 30, 2009. The positive levels of non-operating income realized in the fiscal 2004 to fiscal 2006 period were primarily the result of gains realized on the sale of assets, including loans, securities and real estate owned (“REO”). Conversely, non-operating losses realized during fiscal 2007 through the first six months of fiscal 2009, primarily reflect the impact of the “financial crisis” as the Company recorded other than temporary impairment (“OTTI”) impairment charges on securities and losses on the sale of REO. For the twelve months ended June 30, 2009, net non-operating losses equaled $18.2 million, or 0.26% of average assets.
     Northwest’s effective tax rate equaled 26.1% for the twelve months ended June 30, 2009, relatively consistent with its effective tax rate for the last several fiscal years. The Company’s tax rate is below the statutory rate (in the range of 40% for federal and state taxes) owing to significant tax-exempt income generated through the portfolio of municipal securities and as a result of income on BOLI, which is also tax exempt.
Interest Rate Risk Management
     The limiting of all perceived risk factors, including interest rate risk, is a priority of Northwest’s management. The Company pursues a number of strategies to manage interest rate risk, particularly with respect to limiting the repricing mismatch between interest rate sensitive assets and liabilities. The Company manages interest rate risk from the asset side of the balance sheet through selling a portion of the 1-4 family fixed rate residential mortgage loans originations and emphasizing the origination of loans with adjustable rates or short-terms. On the liability side of the balance sheet, management of interest rate risk is supported by the Company’s efforts to build a concentration of deposits in lower cost savings and transactions, particularly non-interest bearing demand deposits. Transaction and savings accounts comprised 51.7% of the Company’s deposits at June 30, 2009. Additionally, in various interest rate environments, the Company will seek to lengthen the maturity of liabilities by attracting longer term CDs or term borrowings. The effort to build fee generating transaction accounts, as well as diversification of operations into business segments that produce non-interest revenues, will also facilitate management of the Company’s interest rate risk, given the relative stability of such revenues in various interest rate environments.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.15
     Northwest evaluates the impact of interest rate risk on “Income at Risk” using an earnings simulation model to project earnings under multiple interest rate environments over a one-year time horizon resulting in a quantification of interest rate risk. The net income simulation reflects that earnings would benefit over the next twelve months from an increase in interest rates, as net income would increase by 14.9% pursuant to a 100 basis points increase in interest rates and by 19.8% pursuant to a 200 basis point increase in interest rates, while remaining comparatively unchanged pursuant to similar reductions in interest rates. The Company also evaluates interest rate risk through modeling the change in Market Value Equity (‘MVE”) that results from a shift in interest rates. Based on balance sheet data as June 30, 2009, a 200 basis point upward and downward shift in interest rates would both result in a decrease in MVE, by 8.0% and 11.4%, respectively (see Exhibit I-7). The infusion of stock proceeds will serve to advance the Company’s interest rate risk management objectives, as most of the net proceeds will be redeployed into interest-earning assets, targeted to include a mix of whole loans and investment securities. The increase in the Company’s capital from the proceeds of the Second Step Conversion will also lessen the proportion of interest rate sensitive liabilities that fund assets.
Lending Activities and Strategy
     The Company’s lending strategy reflects historical strengths in the areas of mortgage and commercial lending and the ability to capitalize on Northwest’s strong reputation in the Company’s markets in northwestern Pennsylvania. Throughout most of its history, the Company’s primary emphasis was the origination of 1-4 family residential mortgages. More recently, The Company has implemented a two-prong lending strategy: (1) lending to consumers including both first mortgage and home equity lending as well as auto and other consumer non-mortgage lending; and (2) commercial lending, including commercial and multi-family mortgage loans as well as C&I loans. This strategy is clearly evidenced in the Company’s loan portfolio composition, as noted earlier. Details regarding the Company’s loan portfolio composition and characteristics are included in Exhibits I-8 and I-9.
     Notwithstanding the recent emphasis on commercial lending, residential mortgage loans including loans secured by both first and second lien interests continued to comprise the majority of the loan portfolio. As of June 30, 2009, permanent mortgage loans secured by 1-4 family properties totaled $2.4 billion, or 45.4% of total loans, while home equity lines of credit and term home equity loans totaled an additional $1.0 billion or 19.7% of total loans. Together,

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.16
residential mortgage loans, home equity loans and line of credit loans totaled $3.4 billion, equal to 65.0% of total loans. Consistent with the Company’s community banking strategy, the Company offers a wide array of products and services and has diversified its loan portfolio with mortgages secured by multi-family and commercial properties totaling $1.2 billion, equal to 22.5% of loans. Commercial business loans total $400.9 million, or 7.6% of total loans, as of June 30, 2009. Consumer loans, excluding home equity loans, were comprised of auto, education and various other forms of secured and unsecured consumer installment debt, including loans originated through NCDC, and totaled $256.8 million, equal to 4.8% of total loans as of June 30, 2009.
     In the future, the Company will seek further diversification consistent with community bank operations, including efforts to originate and service small business lending and deposit relationships. The future lending emphasis will be on building the portfolio of commercial real estate mortgage loans and C&I loans. Residential mortgage lending, including home equity lending, will remain an important component of the Company’s lending emphasis while management expects that consumer lending will remain a limited component of lending overall outside of home equity lending. In this regard, management will remain watchful of competitive and economic conditions and will continue to build its commercial lending orientation. It is management’s belief that the continued growth in the commercial and consumer lending areas will enhance the Company’s profitability and consistency of earnings.
     The Company originates both fixed rate and adjustable rate 1-4 family loans. The Company’s preference is to originate adjustable rate loans or short-term fixed rate loans (15 years or less) but the significant demand is for 20 to 30 year loans in the Company’s market areas. Accordingly, Northwest manages its interest rate risk exposure by selling a portion of its longer term fixed rate volume into the secondary market, generally on a servicing retained basis. The Company originates 1-4 family loans up to an LTV ratio of up to 95.0%, with private mortgage insurance (“PMI”) being required for loans in excess of an 80.0% LTV ratio (or 90.0% pursuant to a special loan program targeted to low income borrowers). The substantial portion of 1-4 family mortgage loans originated by the Company on a retail basis is secured by residences in or near markets where Northwest operates branch offices. The balance of residential mortgage loans has been relatively flat since the end of fiscal 2004 and has diminished in proportion to total loans as the Company has focused on commercial and home equity lending.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.17
     Growth in home equity lending has been an important factor in the overall growth of the loan portfolio, as home equity loans and lines of credit have increased from a balance of $588.2 million (14.2% of total loans) as of the end of fiscal 2004, to $1.0 billion (19.7% of total loans) as of June 30, 2009. Home equity loans are originated with fixed interest rates with terms of up to 20 years while home equity lines of credit have adjustable rates tied to the Prime rate. The consumer loan portfolio, excluding home equity loans, consists primarily of automobile, education and loans on deposits and other secured and unsecured consumer installment debt. A portion of the Company’s consumer loans are originated through NCDC. On average, loans originated through NCDC typically have greater credit risk than similar loans originated directly by the Bank, both in terms of the delinquency rate and rate of chargeoffs. At the same time, NCDC loans are also higher yielding than the average loan originated by the Bank which management believes compensates for the incremental credit risk exposure.
     The Company has made and will continue to make loans for the purchase or financing of various types of commercial real estate, including multi-family properties. The Company’s commercial real estate loan portfolio is primarily comprised of loans originated in-house by Northwest commercial loan officers and are generally secured by properties within Northwest’s retail banking footprint. Multi-family residential real estate loans are secured by multifamily residences, which are generally investor owned rental properties. Commercial real estate loans are secured by nonresidential properties such as hotels, church property, manufacturing facilities and retail establishments. The Company seeks to originate multi-family and commercial mortgage loans on an adjustable rate basis, although some loans are made on a fixed rate fixed term basis. Most of the Company’s commercial real estate loans are written with adjustment periods of five years or less. Margins above an index rate vary based on the borrower, term of the loan, underlying collateral value and other characteristics of the loan. In the underwriting of commercial real estate loans, the Company generally lends up to 75% of the property’s appraised value. In evaluating a proposed commercial real estate loan, the Company emphasizes primarily the ratio of the property’s projected net cash flow to the loan’s debt service requirement (generally requiring a ratio of 120%), computed after deduction for realistic vacancy factors and property expenses. In addition, a personal guarantee of the loan is generally required from the principal(s) of the borrower.
     C&I loans comprise a growing segment of the loan portfolio and equaled approximately 7.6% of total loans as of June 30, 2009. The Company intensified its efforts to increase the business loan portfolio over the last decade, and management expects that the Company’s

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.18
reputation as a strong independent financial institution will continue, at a time when many competing lenders are being forced to retrench. The Company offers C&I loans to sole proprietorships, professional partnerships and various other small to middle market businesses. Such loans may be either secured or unsecured to customers in the local market area, typically for the purpose of financing equipment, acquisition, expansion, working capital and other general business purposes. C&I loans are frequently either adjustable or if fixed rate, have maturities of less than five years. In general, commercial credit decisions are based upon a comprehensive credit assessment of the borrower, including the applicant’s ability to repay in accordance with the proposed terms, and the applicant’s perceived character and capacity to manage their business. Personal guarantees of the principals are generally required. In addition to an evaluation of the loan applicant’s financial statements, a determination is made of the probable adequacy of the primary and secondary sources of repayment to be relied upon in the transaction. Credit agency reports and other references are checked to assess the applicant’s credit history. The collateral supporting a secured transaction also is analyzed to determine its marketability in the event of foreclosure.
     The majority of permanent residential mortgage loans are originated through an in-house staff of salaried loan officers, or through branch staff in the branches. The Company also generates residential mortgage loans through a network of correspondent brokers, primarily based in the Pittsburgh metropolitan area. Northwest typically seeks to sell longer term fixed rate residential loans (maturities in excess of 15 years) to the secondary market, generally on a servicing retained basis, but the Company will retain a portion of the longer term fixed rate loan originations based on profitability and interest rate risk considerations. Commercial mortgage loans are generated both through an in-house staff of more than 50 loan officers, while consumer loans are originated through both the branches and NCDC.
Asset Quality
     The Company’s asset quality has historically been strong and the level of NPAs has been modest, generally well below a level of 1% of assets. However, Northwest has recently realized an increase in the level of NPAs, primarily related to the recessionary economic environment. The Company’s delinquencies have increased as a result of growing unemployment in its markets. And the slack economy has depressed the collateral value of many of the Company’s security properties. As reflected in Exhibit I-10, the total NPA balance (i.e., loans 90 days or more past due and REO) as of June 30, 2009, was $138.4 million, equal

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.19
to 1.95% of assets, consisting primarily of non-accruing loans and a small balance of REO. The ratio of allowances to total loans equaled 1.31% while reserve coverage in relation to NPAs equaled 48.23% (see Exhibit I-6). To track the Company’s asset quality and the adequacy of valuation allowances, Northwest has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Northwest maintains the allowance for loan losses at a level that is believed to be adequate to absorb probable losses inherent in the existing loan portfolio, based on a quarterly evaluation of a variety of factors. These factors include, but are not limited to: the Company’s historical loan loss experience and recent trends in that experience; risk ratings assigned by lending personnel to commercial real estate and the results of ongoing reviews of those ratings by the Company’s independent loan review function; an evaluation of non-performing loans and related collateral values; the probability of loss in view of geographic and industry concentrations and other portfolio risk characteristics; the present financial condition of borrowers; and current economic conditions.
Funding Composition and Strategy
     Deposits have consistently accounted for the largest portion of the Company’s interest-bearing liabilities and, at June 30, 2009, deposits equaled 75.4% of assets. Exhibit I-11 sets forth the Company’s deposit composition for the past three and three-quarter years and Exhibit I-12 provides the interest rate and maturity composition of the CD portfolio at June 30, 2009. Transaction and savings deposits account for the largest portion of the Company’s deposit base and equaled $2.8 billion, or 51.7% of total deposits at June 30, 2009. The concentration of transaction and savings account deposits comprising total deposits has increased over the past three and one-half years, reflecting in part, customer’s reluctance to lock in longer term funds in the low rate market prevailing in recent periods. Additionally, the Company has been focused on marketing transaction accounts, particularly to commercial customers, which has also been a factor in the changing deposit composition. The expanding level of deposits maintained in transaction and savings accounts is supported through providing a range of convenient services to individuals and businesses. The Company maintains a presence through its extensive branch network across broad areas of Pennsylvania, as well as in nearby areas of New York, Ohio and Maryland. Time deposits comprise the balance of the Company’s deposit composition, with the current composition of time deposits reflecting a higher concentration of short-term deposits (maturities of one year or less). As of June 30, 2009, time deposits equaled $2.6 billion, or 48.3% of total deposits. Approximately 60.3% of the time deposits were

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.20
scheduled to mature in one year or less. Jumbo CDs (balances of $100,000 or more) equaled $587.4 million, or 22.8% of total CDs.
     Borrowings have been utilized primarily as a supplemental funding source to fund lending activity and liquidity. As of June 30, 2009, the Company’s borrowings totaled $897.1 million, equal to 12.6% of total assets, consisting of FHLB advances ($817.3 million or 11.5% of assets) and other borrowed funds ($79.7 million or 1.1% of assets) comprised of reverse repurchase agreements. Maturities on the Company’s portfolio of borrowed funds extend out for more than seven years. Borrowed funds have been employed both as a liquidity management tool to bolster funds when deposits fall short of the Company’s requirements and as an interest rate risk management tool. Exhibit I-13 provides detail of the Company’s use of borrowed funds as of June 30, 2009. Northwest also issued trust preferred securities with a book value of $108.2 million at June 30, 2009. These borrowings mature in 2034 and 2035 and have floating rates indexed to three month LIBOR (premiums range from 1.38% to 2.38%).
Subsidiaries
     The Bank is the only subsidiary of the Company. The Bank, in turn, has seven wholly owned subsidiaries — Northwest Settlement Agency, LLC, Great Northwest Corporation, Northwest Financial Services, Inc., Northwest Consumer Discount Company, Inc. (discussed earlier), Allegheny Services, Inc., Boetger and Associates, Inc., and Northwest Capital Group, Inc. For financial reporting purposes all of these companies are included in the consolidated financial statements of Northwest Bancorp, Inc. Northwest Settlement Agency, LLC provides title insurance to borrowers of the Bank and other lenders. Great Northwest’s sole activity is holding equity investments in government-assisted low-income housing projects in various locations in our market area. Northwest Financial Services’ principal activity is the operation of retail brokerage activities. It also owns the common stock of several financial institutions. In addition, Northwest Financial Services holds an equity investment in one government assisted low-income housing project. Allegheny Services, Inc. is a Delaware investment company that holds mortgage loans originated through the Company’s wholesale lending operation as well as municipal bonds. In addition, Allegheny Services, Inc. has loans to both the Bank and NCDC. Boetger and Associates, Inc. is an actuarial and employee benefits consulting firm that specializes in the design, implementation and administration of qualified retirement plan programs. Northwest Capital Group’s principal activity is to own, operate and ultimately divest of properties that were acquired in foreclosure.

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I.21
Legal Proceedings
     Northwest is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition and results of operation of the Company.

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II.1
II. MARKET AREA ANALYSIS
Introduction
     Northwest generally considers its market area to encompass areas proximate to its branches or near where NCDC may operate a consumer lending office. As noted in Section One of the valuation, Northwest operated 141 community banking offices and 49 consumer finance offices as of June 30, 2009, with the retail banking footprint covering a broad cross-section of western and central Pennsylvania, as well as the western portion of the southern tier of the State of New York, northeastern Ohio, the Baltimore, Maryland area and Broward County, Florida. The markets where the Company operates are reflective of Northwest’s historical roots in northwestern Pennsylvania dating back to 1896 and recent expansion efforts which have included de novo branching and branch and whole bank acquisitions which represented efforts to fill-in existing market coverage and expand into adjacent areas where Northwest maintained little or no market coverage. The Bank’s expansion efforts have included growth into the Pittsburgh metropolitan area as well northeast Ohio (Cleveland area), Maryland (Baltimore area) and southern Florida (Ft. Lauderdale area). Northwest operates in two distinct market types. The largest segment of the Company’s deposits (and loans) is derived from operations in the numerous small to mid-sized markets which characterize western and central Pennsylvania. These markets are rural communities or small cities outside of a major metropolitan area. In this regard, only 21.0% of the Company’s Pennsylvania deposits in 2008 were based in the Pittsburgh metropolitan area with the balance being derived from the small to mid-sized markets discussed above,
     The Company’s operations are focused in Pennsylvania (84% of total deposits) and other adjacent states. Due to the large geographic area covered by the Company’s branch network, Northwest’s operations tend to be influenced by broad statewide and regional economic trends, effectively minimizing the Company’s potential loss exposure to economic declines in any particular city or county jurisdiction. At the same time, Northwest is subject to broad regional economic trends and is exposed to competition from both smaller locally-based community banking institutions as well as regional and superregional financial institutions with greater financial and other resources. The majority of the markets where the Company operates can be generally characterized as having limited population growth trends, or even shrinkage in many cases. From a personal income perspective, income levels are typically in

RP® Financial, LC.	MARKET AREA ANALYSIS
II.2
the moderate to middle range, reflective of a high proportion of blue collar or hourly workers in the small-to-mid-sized markets where Northwest typically operates. In order to achieve earnings growth and mitigate the impact of its limited growth markets, the Company has adopted an expansion strategy focusing both on organic growth through de novo branching as well as growth through acquisition, including the acquisition of branches and whole institutions as the opportunities arise. Moreover, for these same reasons, the Company has expanded into other markets outside of its local area including Maryland and Florida.
     Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Company, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors have been examined to help determine the growth potential that exists for the Company and the relative economic health of the Company’s market area. From a marketing perspective, Northwest has segmented its market into eight regional areas, each headed by a regional president responsible for tailoring the marketing initiatives to the particular area. The eight markets include: (1) Northwest Region (Warren area and nearby areas of northwestern Pennsylvania); (2) Erie Region; (3) Southwest Region (Pittsburgh area); (4) Central Region (State College and nearby markets); (5) New York Region; (6) Ohio Region; (7) Maryland Region; and (8) Florida Region.
     For the purposes of this valuation, the analysis considers primarily the Western Pennsylvania market area because of its high concentration of branches and large deposit base. More specifically, the tabular data focuses on the western Pennsylvania markets encompassed by the Pittsburgh, Erie and Warren Metropolitan Statistical Areas (“MSAs”). These regional markets, including their respective economies, demographic characteristics and the underlying deposit and loan markets are similar to the many other small to mid-sized communities in Pennsylvania where Northwest operates. Additional MSA’s within Pennsylvania as well as the out-of-state markets have been reflected when believed to be pertinent to the market analysis as it pertains to the valuation.
National Economic Factors
     The future success of the Company’s operations is partially dependent upon national economic factors and trends. In assessing economic trends over past few quarters, indications

RP® Financial, LC.	MARKET AREA ANALYSIS
II.3
of a deepening recession were evident at the start of 2009 as December 2008 data showing a sharp drop in retail sales, a drop in durable-goods orders and rising unemployment. Lower retail sales and durable-goods orders reflected a cutback in consumer spending, as consumer spending declined for a fifth consecutive month in December 2008. The unemployment rate for December 2008 jumped to 7.2%, reflecting a loss of 524,000 jobs. New home construction dropped in December 2008 to the slowest pace since monthly records began in 1959 and new home sales fell to a record low as well. The broader economy continued to struggle in January, with the loss of 598,000 jobs pushing the January unemployment rate to 7.6%. The reading for consumer confidence hit a new low in January, as more homeowners struggled to avoid foreclosure. While U.S. manufacturing activity contracted at a slower rate in January and January retail sales were up from December, there was no evidence of a near term economic turnaround. Despite another sharp decline in home prices, existing home sales fell in January. The revised fourth quarter GDP showed the economy shrinking at the fastest pace in 26 years, contracting at an annualized rate of 6.3% compared to an initial estimate of a 3.8% decline.
     Grim economic news continued to prevail in early-March 2009, as manufacturing activity contracted for the 13th month in a row in February and U.S. car sales fell 41% in February. The unemployment rate jumped to 8.1% in February, which was the highest level of unemployment since 1983 as employers cut 651,000 jobs in February. The Federal Reserve’s “beige book” survey found that the recession grew deeper and wider in January and February, reflecting cutbacks by consumers and companies. Comparatively, February economic data also showed some positive signs, as new home construction unexpectedly rose 22% in February and the 1.4% decline in February industrial production was the smallest drop in four months. Retail sales fell 0.1% in February, providing a potential sign that last year’s sharp declines in spending were easing. Lower prices supported increases in new and existing home sales in February, while the March employment report continued to paint a dismal picture of the national economy. The national unemployment rate for March jumped to 8.5%, as employers eliminated 663,000 jobs. Retail sales fell 1.1% in March, while March existing home sales showed a 3% decline. At the same time there were some encouraging signs for the economy in March, as pending home sales and construction spending rose in March. Overall, the U.S. economy contracted at a 6.1% annual rate in the first quarter (subsequently revised to 5.7%), but inventories and consumer spending rebounded.

RP® Financial, LC.	MARKET AREA ANALYSIS
II.4
     The pace of layoffs slowed in April when U.S. employers cut 539,000 jobs, the fewest in six months, but the unemployment rate climbed to 8.9%. Retail sales fell 0.4% in April from March and housing starts hit a low in April, falling 12.8% from March. However, single-family home construction rose 2.8%. Durable-goods orders rose 1.9% in April, offering some evidence that the manufacturing slump was ending. Some other positive signs that the recovery was gaining strength included a 2.9% increase in existing home sales and consumer confidence shot higher in May to its highest level in eight months. May employment data showed job losses slowed for the fourth straight month, with employers cutting 345,000 jobs. However, the May unemployment rate jumped to 9.4%. Retail sales rose 0.5% in May on higher gas prices. Durable-goods orders rose and new home prices firmed in May, providing the latest evidence the U.S. economy’s free fall was ending.
     Signs that the U.S. economy was pulling out of the recession became more evident in at the start of the third quarter of 2009; however, overall economic conditions remained weak. The decline in manufacturing activity slowed in June, while the June employment data showed more job losses than expected and an increase in the unemployment rate to 9.5%. Service sector activity improved in June and retail sales rose in June, but excluding gasoline and auto, sales fell for the fourth straight month. The index of leading economic indicators was up in June and the housing market showed some signs of recovery, as sales of new and existing homes rose in June. Notably, home prices in major U.S. cities registered the first monthly gain in a nearly a year for the three month period ending in May compared with the three months ending in April. The July employment showed the fewest job losses in a year and the July unemployment rate dipped to 9.4%, its first decline in nine months.
     In terms of interest rate trends over recent quarters, interest rates remained at historically low levels during the first half of January 2009 based on concerns that deflation was creeping into the economy. Long-term Treasury yields edged higher in the second half of January and into early-February, with the yield on the 10-year Treasury note moving above 3.0% for the first time since late-November. News that the government was selling $67 billion of new Treasury securities and the pending stimulus package contributed to the decline in Treasury prices. Treasury prices moved higher in mid-February, as investors sought the safe haven of Treasury bonds amid falling stock prices and more economic worries. Interest rates stabilized in the second half of February, as U.S. consumer confidence fell in February to its lowest level in at least 41 years. U.S. consumer confidence did however, rise slightly in March,

RP® Financial, LC.	MARKET AREA ANALYSIS
II.5
but remained weak overall due to worries about job losses, a moribund housing sector and ailing banks. After their March meeting, the Federal Reserve decided to leave interest rates unchanged at a record low of between zero and 0.25%. The Fed also announced that it would spend up to $300 billion to buy long-term government bonds and an additional $750 billion would be used to purchase mortgage-backed securities guaranteed by Fannie Mae and Freddie Mac. The Fed also said its intent with these measures was to boost mortgage lending and the struggling housing market by lowering interest rates on mortgages and other forms of consumer debt.
     Treasury yields remained at historically low levels through most of April 2009, with the yield on the 10-year Treasury note dipping to 2.76% in mid-April as Treasury bonds rallied on more troublesome economic data. The yield on the 10-year Treasury note edged above 3.0% in late-April and trended higher into mid-May on some positive economic data. In late-May, Treasury yields and mortgage rates surged to their highest level since November 2008, reflecting investor worries that deficit spending to fund stimulus programs could lead to inflation. The yield on the 10-year Treasury note jumped to 3.70% in late-May, providing for a steeper yield curve as the gap between two-year and 10-year Treasury notes widened to 2.75%. Interest rates stabilized in late-May and into the first half of June. The late-June meeting of the Federal Reserve concluded with keeping its target rate near zero.
     Interest rates eased lower at the start of the third quarter of 2009, as investors shunned risk ahead of second quarter earnings reports. Some economic data showing an improving economy and growing belief that the recession was nearing an end pushed long term Treasury yields up slightly heading into late July. The upward trend in interest rates continued into the first week of August, as interest rates edged higher following the better-than-expected employment report for July. As of August 7, 2009, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 0.48% and 3.79%, respectively, versus comparable year ago yields of 2.17% and 3.92%. Exhibit II-1 provides historical interest rate trends.
Market Area Demographics
     The following section presents demographic details regarding Northwest’s market area. Table 2.1 displays comparative demographic trends for the three Northwest market areas with the most significant deposit concentrations (Warren, Erie and Pittsburgh MSAs) which are

RP® Financial, LC.	MARKET AREA ANALYSIS
II.6
Table 2.1
Northwest Bancorp, Inc.
Summary Demographic Data

	Year			Growth Rate
	2000	2009	2014	2000-2009	2009-2014
Population (000)
United States	281,422	309,731	324,063	1.1%	0.9%
Pennsylvania	12,281	12,599	12,700	0.3%	0.2%
Pittsburgh MSA	2,431	2,381	2,342	-0.2%	-0.3%
Erie MSA	281	281	280	0.0%	-0.1%
Warren MSA	44	41	39	-0.8%	-0.9%

Households (000)
United States	105,480	116,523	122,109	1.1%	0.9%
Pennsylvania	4,777	4,959	5,020	0.4%	0.2%
Pittsburgh MSA	996	992	982	0.0%	-0.2%
Erie MSA	107	107	107	0.1%	-0.1%
Warren MSA	18	17	16	-0.5%	-0.7%

Median Household Income ($)
United States	42,164	54,719	56,938	2.9%	0.8%
Pennsylvania	40,108	53,225	55,819	3.2%	1.0%
Pittsburgh MSA	37,298	49,992	53,149	3.3%	1.2%
Erie MSA	36,574	48,238	51,426	3.1%	1.3%
Warren MSA	35,978	45,111	48,503	2.5%	1.5%

Per Capita Income ($)
United States	21,587	27,277	28,494	2.6%	0.9%
Pennsylvania	20,880	26,913	28,232	2.9%	1.0%
Pittsburgh MSA	20,779	26,561	27,752	2.8%	0.9%
Erie MSA	17,932	23,013	23,849	2.8%	0.7%
Warren MSA	17,862	22,387	23,183	2.5%	0.7%

	Less Than	$25,000 to	$50,000 to
2009 HH Income Dist. (%)	$25,000	50,000	100,000	$100,000 +

United States	20.94	24.45	35.34	19.26%
Pennsylvania	21.49	25.30	36.88	16.33%
Pittsburgh MSA	23.7%	26.3%	36.7%	13.3%
Erie MSA	23.1%	28.8%	37.5%	10.7%
Warren MSA	23.8%	31.6%	36.9%	7.7%

Source:	SNL Financial.

RP® Financial, LC.	MARKET AREA ANALYSIS
II.7
believed to be generally representative of the Company’s markets throughout Pennsylvania, as well as data for the state and national aggregates since 2000. The Pittsburgh MSA market area has a total population of approximately 2.5 million and thus, represents the largest market area where the Company has a significant presence. Comparatively, the Erie and Warren markets represent small to mid-sized markets with total populations of 281,000 and 41,000 people respectively. The table indicates that the majority of counties within the western Pennsylvania market area have experienced limited growth or a declining population base from 2000 to 2009. Specifically, the Pittsburgh and Warren markets shrank over the 2000 to 2009 period at a 0.2% and 0.8% compounded annual rate while the Erie population base was stable over the corresponding period. These trends are projected to continue as population is projected to shrink 0.3%, 0.1% and 0.9% for the 2009 to 2014 period for the Pittsburgh, Erie and Warren MSAs. Household growth trends are relatively similar to the population growth trends, except that the rate of shrinkage for the Company’s markets is moderated by the national trend towards a lower average household size.
     Although the population and number of households in the Company’s primary markets is projected to decline, per capita income and household income levels within the Company’s markets reflect an underlying stability. Specifically, the Warren and Erie markets have per capita income levels which are in a range of 80% to 90% of the state and national averages. But per capita income is projected to experience increases over the next five years consistent with statewide projections. Median household income in the Company’s markets is actually projected to grow faster than Pennsylvania and U.S. figures. Notwithstanding some of these favorable data, the lower panel of Table 2.1 demonstrates that comparatively few residents in these markets are in the upper income bracket of $100,000 or more.
Regional Economy
     The widespread branch network maintained by Northwest exposes the Company’s operations to statewide economic trends. Agriculture still plays an important role in the rural areas of Pennsylvania, mostly concentrated in the fertile southeast. Principal agricultural products include dairy, cattle, hay, and corn. Although Pennsylvania is still one of the nation’s leading manufacturers of steel, heavy industry as a whole has been on a steady decline while light manufacturing of various products remains a mainstay of the local economy, albeit continuing to be subject to competition from other low-cost areas of the U.S. and foreign competition. The limited economic opportunities provided in many of the Company’s markets

RP® Financial, LC.	MARKET AREA ANALYSIS
II.8
has been a key factor limiting population growth and has been the impetus for many Pennsylvanians, particularly in rural areas, to relocate to markets where there are greater economic opportunities.
     Table 2.2 displays the employment by sector for the State of Pennsylvania, and the principal markets served by Northwest. Although manufacturing has been on the decline, it still comprises the one of the largest or largest employment sector in many of the Company’s markets. In this regard, the Company has observed that the surviving manufacturers typically have broadened the scope of their marketing and rely on a broad-range of buyers or markets, which increasingly have included foreign markets. The shift from manufacturing has been partially offset by growth in the services and wholesale/retail employment sectors throughout many parts of Pennsylvania (and nationally) although jobs in these sectors typically. With the decline in manufacturing employment, the services sector has been increasing constituting the largest employment sector in many markets. Examples of the transition to a service economy are evidenced by the largest employers in the Pittsburgh and Erie MSAs. Pittsburgh’s largest employers include the University of Pittsburgh Medical Center (48,000 employees), Giant Eagle, Inc (10,000 employees), and the University of Pittsburgh (10,700 employees). The major employers within the Erie MSA include General Electric (4,500 employees), Hamet Medical Center (2,500 employees), and Saint Vincent Health Center (2,000 employees).
Unemployment Trends
     Unemployment in the Company’s market area varies according to the size and economic composition of the particular markets. Table 2.3 shows comparative unemployment rates for Pennsylvania, as well as for the U.S. and select key Pennsylvania markets served by Northwest. Overall, the unemployment data shows that the Company’s markets have been impacted by the national recession, as unemployment rates in Northwest’s markets have all increased relative to the levels prevailing one year ago. At the same time, the unemployment rate in Pennsylvania and many of the Company’s largest markets remains at or below the national average. Thus, while Northwest’s markets never expanded rapidly in the boom years from 2003 to 2007, many of its markets have fared comparatively well as the national recession has progressed.

RP® Financial, LC.	MARKET AREA ANALYSIS
II.9
Table 2.2
Northwest Bancorp
Primary Market Area Employment Sectors
(Percent of Labor Force)

	Location
Employment Sector		Pittsburgh	Erie	Warren	Lebanon
	Pennsylvania	MSA	MSA	MSA	MSA
Services	40.1%	42.8%	39.6%	31.0%	26.5%
Wholesale/Retail Trade	14.7%	15.1%	14.4%	13.5%	18.1%
Manufacturing	9.4%	7.3%	14.8%	13.9%	16.0%
Government	11.1%	9.4%	11.1%	12.0%	13.1%
Construction	5.8%	6.1%	4.8%	4.4%	5.4%
Finance/Insurance/Real Estate	8.0%	8.4%	6.7%	5.4%	4.7%
Arts/Entertainment/Rec.	2.0%	2.1%	2.5%	1.0%	1.5%
Agriculture	1.1%	0.6%	1.2%	2.6%	2.5%
Transportation/Utility	3.9%	3.6%	2.5%	6.6%	4.9%
Other	3.9%	4.7%	2.6%	9.5%	7.2%

Total	100.0%	100.0%	100.0%	100.0%	100.0%

	Location
Employment Sector	Johnstown	St. Marys	Oil City	Bradford	Dubois
	MSA	MSA	MSA	MSA	MSA
Services	43.4%	27.1%	34.3%	25.2%	36.8%
Wholesale/Retail Trade	15.6%	10.0%	16.5%	13.7%	15.4%
Manufacturing	6.7%	34.5%	16.8%	18.1%	8.6%
Government	13.9%	7.9%	14.1%	11.5%	13.2%
Construction	5.0%	4.5%	4.1%	5.4%	5.3%
Finance/Insurance/Real Estate	6.7%	3.4%	4.8%	4.1%	2.2%
Arts/Entertainment/Rec.	1.2%	1.1%	0.9%	0.9%	0.8%
Agriculture	1.1%	1.0%	1.9%	1.3%	1.2%
Transportation/Utility	4.0%	3.0%	4.3%	3.4%	9.1%
Other	2.4%	7.3%	2.2%	16.4%	7.4%

Total	100.0%	100.0%	100.0%	100.0%	100.0%

RP® Financial, LC.	MARKET AREA ANALYSIS
II.10
Table 2.3
Northwest Bancorp, Inc.
Market Area Unemployment Trends

	June 2008	June 2009
Region	Unemployment	Unemployment
United States	5.6%	9.5%
Pennsylvania	5.3	8.4
Pittsburgh MSA	5.1	7.7
Erie MSA	5.5	9.7
Warren MSA	5.1	7.8
Lebanon MSA	4.2	7.0
Johnstown MSA	6.5	9.1
St. Mary’s MSA	5.7	14.7
Oil City MSA	5.7	9.0
Bradford MSA	6.2	10.7
Dubois MSA	6.2	10.6

(1)	Unemployment rates are not seasonally adjusted.

Source:	U.S. Bureau of Labor Statistics.
Market Area Deposit Characteristics
     Table 2.4 displays deposit trends for thrifts and commercial banks in the state of Pennsylvania as well as the market areas of Pittsburg, Erie and Warren. Within the Pittsburgh MSA, Northwest’s market share is limited at 1.3% of total deposits, and overall deposits have increased in Pittsburgh County by 5.0% over the three-year period through 2008. Commercial banks increased deposits in Pittsburgh at an annual rate of 7.3%, while savings institutions deposits declined at rate of 2.5% over the period of 2005-2008. Commercial banks have approximately 90% of deposit funds in the Pittsburgh MSA. The Erie and Warren markets represent longstanding core markets for the Company, and Northwest has commensurately greater market share relative to its position in the expansive Pittsburgh market. In the Erie market, Northwest recorded a market share of 22.6% of deposits, and overall deposits have increased in Erie by 0.8% over the three-year period through 2008. Commercial banks increased deposits in Erie at an annual rate of 3.3%, while savings institutions in Erie have

RP® Financial, LC.	MARKET AREA ANALYSIS
II.11
Table 2.4
Northwest Bancorp, Inc.
Deposit Summary

	As of June 30,						Deposit
	2005			2008			Growth
		Market	Number of		Market	Number of	Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2005-2008
	(Dollars In Thousands)						(%)
Deposit Summary
State of Pennsylvania	$225,238,000	100.0%	4,724	$271,744,000	100.0%	4,822	6.5%
Commercial Banks	161,521,000	71.7%	3,432	204,824,000	75.4%	3,535	8.2%
Savings Institutions	63,717,000	28.3%	1,292	66,920,000	24.6%	1,287	1.6%
Northwest	4,459,566	2.0%	135	$4,611,377	1.7%	141	1.1%

Pittsburg MSA	$56,558,000	100.0%	868	$70,873,000	100.0%	890	7.8%
Commercial Banks	41,012,000	72.5%	538	56,175,000	79.3%	565	11.1%
Savings Institutions	15,546,000	27.5%	330	14,698,000	20.7%	325	-1.9%
Northwest	1,018,607	1.8%	25	952,758	1.3%	27	-2.2%

Erie MSA	$3,146,000	100.0%	87	$3,227,000	100.0%	88	0.9%
Commercial Banks	1,676,000	53.3%	49	1,850,000	57.3%	52	3.3%
Savings Institutions	1,470,000	46.7%	38	1,377,000	42.7%	36	-2.2%
Northwest	709,790	22.6%	21	729,950	22.6%	21	0.9%

Warren MSA	$571,000	100.0%	13	$674,000	100.0%	15	5.7%
Commercial Banks	274,000	48.0%	8	323,000	47.9%	10	5.6%
Savings Institutions	297,000	52.0%	5	351,000	52.1%	5	5.7%
Northwest	296,974	52.0%	5	351,386	52.1%	5	5.8%

Other Northwest Markets

Remaining PA Branches	$2,434,195	1.1%	84	$2,577,283	0.9%	87	1.9%

State of New York	$695,495,000	100.0%	4942	$763,306,000	100.0%	5,364	3.1%
Northwest	385,509	0.1%	12	430,631	0.1%	14	3.8%

Maryland	$88,936,000	100.0%	1707	$96,614,000	100.0%	1,829	2.8%
Northwest	358,532	0.4%	2	341,353	0.4%	5	-1.6%

Florida	$342,820,000	100.0%	5081	$380,282,000	100.0%	5,771	3.5%
Northwest Savings	83,417	0.0%	1	64,795	0.0%	2	-8.1%

Ohio	$208,616,000	100.0%	4034	$227,825,000	100.0%	4,066	3.0%
Northwest Savings	54,671	0.0%	5	49,774	0.0%	5	-3.1%
recorded deposit shrinkage at a 1.6% compounded annual rate for the three year period though 2008. Commercial banks have approximately 57% of the total deposit funds in the Erie market. Deposits have increased in Warren over a three year period at a compounded annual rate of

RP® Financial, LC.	MARKET AREA ANALYSIS II.12
5.7%. Thrifts have approximately 52% of deposit funds in the Warren MSA which is solely attributable to Northwest’s dominant market position.
Deposit Competition
     The Company faces notable competition in both deposit gathering and lending activities, from large regional and superregional financial institutions operating in Pennsylvania, most of which are based outside of Pennsylvania (PNC being an exception). Securities firms, credit unions and mutual funds also represent major sources of competition in raising deposits. In many cases, these competitors are also seeking to provide some or all of the community-oriented services as Northwest. With regard to lending competition, the Company encounters the most significant competition from the same institutions providing deposit services. In addition, the Company competes with mortgage companies, independent mortgage brokers, and finance companies in originating mortgage loans. Table 2.5 ranks the banks and savings institutions that maintain a branch presence in the Company’s primary market areas based on deposit market share. As of 2008, the Company maintained the second largest share of bank and thrift deposits in the Erie MSA and maintained the largest market share of thrift deposits in the Warren and St. Mary’s MSAs. The Company’s market share in the State of Pennsylvania equaled 1.76% as of June 2008, ranking Northwest’s deposits 14th among 144 institutions.
Table 2.5
Northwest Bancorp, Inc.
Market Area Deposit Competitors

Location	Name
Pennsylvania	PNC Financial Services (20.09%)
Wells Fargo (11.72%)
Royal Bank of Scotland NA (8.96%)
Banco Santander (5.34%)
Bank of NY Mellon (3.41%)
Toronto Dominion Bank (3.32%)
Northwest (1.76%) Rank: 14 of 144

RP® Financial, LC.	MARKET AREA ANALYSIS II.13
Table 2.5 (Continued)
Northwest Bancorp, Inc.
Market Area Deposit Competitors

Location	Name
Pittsburgh MSA	PNC Bank NA (37.1%)
National City Bank (15.49%)
Mellon Bank NA (11.29%)
Royal Bank of Scotland (8.17%)
Dollar Bank FSB (3.95%)
First Commonwealth Financial (3.03%)
Huntington Bancshares (2.64%)
Northwest (1.34%) Rank: 11 of 59

Erie MSA	PNC Bank NA (25.4%)
National City Bank (14.22%)
Marquette Savings Bank (11.6%)
F.N.B. Corp. (11.41%)
Royal Bank of Scotland (8.46%)
Huntington Bancshares (2.88%)
Northwest (22.62%) Rank: 2 of 10

Warren MSA	National City Bank (32.1%)
PNC Bank NA (13.7%)
CNB Bank (2.09%)
Woodforest Financial Group (0.05%)
Northwest (52.09%) Rank: 1 of 5

Saint Mary’s MSA	PNC Financial Services (26.63%)
First Commonwealth Financial (19.72%)
CNB Financial Corp. (15.10%)
Emclaire Financial Corp (1.74%)
Elk County S&LA (1.09%)
Northwest (35.70%) Rank: 1 of 22
Lending Competition
     Table 2.6 displays the residential mortgage volume in dollars and market share for many of the Company’s core MSA’s. The data shows that Northwest is a leader in mortgage loan origination in many of its small to mid-size community market such as Erie, Warren and Bradford. The Company also holds a modest market share in many areas outside its core market areas. Comparative data on market share in the commercial loan market is not available. However, the Company believes it has been highly successful in gradually

RP® Financial, LC.	MARKET AREA ANALYSIS II.14
penetrating the commercial lending markets in areas where it has employed commercial loan officers. At the same time, growth in the commercial lending arena has necessarily been gradual as commercial lending is dependent upon the ability of Northwest to employ seasoned commercial loan officers and otherwise develop the infrastructure to more actively engage in commercial lending. The Company believes it has effectively penetrated its longstanding markets in northwestern and central Pennsylvania with respect to developing commercial account relationships by emphasizing integrity in its dealings and commitment to customer service as well as competitive pricing. Management is seeking to expand the commercial loan portfolio in the future by these same methods, particularly in areas where it has a more limited market share.
Summary
     The Company’s market area encompasses both rural and metropolitan markets, and the Company has been especially successful in its core markets of central and western Pennsylvania in building and maintaining market share. The demographics of the primary market do not appear to support significant internal growth within the existing branch network, requiring that the Company pursue expansion opportunities through de novo branching and acquisition. The Company’s primary market is sufficiently large and diversified that operations do not appear to be at risk of a large employer leaving the market. Moreover, projected growth in per capita income and median household income suggest stability in the Company’s existing base of current and potential customers. Overall, the Company’s existing and prospective market areas provide a stable base from which to implement a controlled growth strategy. Moreover, the Company’s presence in selected Ohio, Maryland and, most recently, Rochester, New York (through establishment of de novo branches) will provide opportunities for expansion beyond the traditional Pennsylvania markets. Notwithstanding several positive factors, however, the overall growth opportunities in the market are limited and will require the Company to incur execution risk in any acquisition transactions considered. From a valuation perspective, we concluded that the Company’s market area would be viewed unfavorably by investors relative to several of the larger metropolitan areas within which the larger thrifts and savings banks in the Mid-Atlantic and Northeast U.S. operate.

RP® Financial, LC.	MARKET AREA ANALYSIS II.15
Table 2.6
Northwest Bancorp
Residential Mortage Market Share

			2007	Market	2006	Market
2007	2006		Loans	Share	Loans	Share
Rank	Rank	Company	($ 000)	(%)	($ 000)	(%)

Pennsylvania 1	1	Wells Fargo Bank NA	$4,402,265	7.93%	$4,413,502	7.04%
2	2	Countrywide Home Loans	2,452,764	4.42	4,141,555	6.61
3	20	Countrywide Bank FSB	2,044,476	3.68	554,153	0.88
4	3	National City Bank	1,663,764	3.00	1,857,989	2.97
5	6	JPMorgan Chase Bank, NA	1,533,463	2.76	1,339,337	2.14
6	4	Sovereign Bank	1,513,655	2.73	1,572,712	2.51
7	5	Wachovia Bank NA	1,424,339	2.57	1,572,269	2.51
8	7	Bank of America NA	1,294,633	2.33	1,116,784	1.78
9	9	Trident Mortgage Co. LP	1,091,828	1.97	941,969	1.50
10	15	CitiMortgage Inc.	979,169	1.76	737,333	1.18
18	22	Northwest Savings Bank	582,440	1.05	520,754	0.83
		Total For Institutions In Market	55,513,614		62,650,883

Pittsburgh MSA 1	3	Wells Fargo Bank NA	$516,807	7.33%	$547,155	7.02%
2	2	National City Bank	502,118	7.12	548,495	7.04
3	1	Countrywide Home Loans	354,604	5.03	618,316	7.94
4	22	Countrywide Bank FSB	299,465	4.25	78,556	1.01
5	4	Howard Hanna Mortgage Services	260,107	3.69	212,817	2.73
6	13	JPMorgan Chase Bank, NA	180,236	2.56	120,730	1.55
7	5	Dollar Bank FSB	162,846	2.31	187,416	2.41
8	10	Bank of America NA	162,312	2.30	145,982	1.87
9	8	PHH Home Loans LLC	158,556	2.25	156,721	2.01
10	14	West Penn Financial Service	128,623	1.82	111,001	1.42
15	15	Northwest Savings Bank	114,317	1.62	99,806	1.28
		Total For Institutions In Market	7,051,532		7,791,266

Erie MSA 1	1	Northwest Savings Bank	$99,863	16.06%	$100,301	14.84%
2	2	Marquette Savings Bank	56,645	9.11	57,120	8.45
3	3	Wells Fargo Bank NA	40,205	6.47	55,597	8.23
4	4	National City Bank	35,123	5.65	41,726	6.17
5	15	LaSalle Bank NA	28,300	4.55	11,152	1.65
6	9	First NB of Pennsylvania	26,633	4.28	20,230	2.99
7	5	PNC Bank NA	23,209	3.73	35,720	5.29
8	8	PHH Mortgage Corp.	22,056	3.55	21,324	3.16
9	11	Howard Hanna Mortgage Services	19,399	3.12	16,546	2.45
10	6	Countrywide Home Loans	17,266	2.78	22,055	3.26
		Total For Institutions In Market	621,853		675,725

RP® Financial, LC.	MARKET AREA ANALYSIS II.16
Table 2.6
Northwest Bancorp
Residential Mortage Market Share

			2007	Market	2006	Market
2007	2006		Loans	Share	Loans	Share
Rank	Rank	Company	($000)	(%)	($000)	(%)

Warren MSA 1	1	Northwest Savings Bank	$25,713	43.44%	$23,782	36.26%
2	2	National City Bank	7,620	12.87	9,459	14.42
3	6	CNB Bank	1,833	3.10	2,166	3.30
4	9	PHH Mortgage Corp.	1,673	2.83	1,038	1.58
5	12	AmTrust Bank	1,545	2.61	706	1.08
6	5	PNC Bank NA	1,408	2.38	2,183	3.33
7	4	Beneficial Homeowner Svc Corp	1,344	2.27	2,636	4.02
8	3	Wells Fargo Bank NA	1,323	2.24	2,677	4.08
9	11	CitiFinancial Services, Inc	1,248	2.11	821	1.25
10	62	Home Loan Center Inc.	934	1.58	139	0.21
		Total For Institutions In Market	59,192		65,581

Lebanon MSA 1	3	Jonestown Bank and Trust	$56,934	9.55%	$26,103	4.56%
2	13	Fulton Bank	44,006	7.38	9,642	1.69
3	4	Wachovia Bank NA	33,430	5.61	25,882	4.53
4	8	National City Bank	27,542	4.62	21,681	3.79
5	6	Northwest Savings Bank	25,940	4.35	24,302	4.25
6	2	Sovereign Bank	24,855	4.17	31,649	5.53
7	7	Wells Fargo Bank NA	24,741	4.15	23,276	4.07
8	5	Countrywide Home Loans	16,767	2.81	24,916	4.36
9	14	Lebanon Federal Credit Union	16,077	2.70	9,585	1.68
10	259	First Tennessee Bank NA	14,794	2.48	0	0.00
		Total For Institutions In Market	596,398		571,925

Bradford MSA 1	1	Northwest Savings Bank	$20,546.0	48.30%	$22,668.0	48.03%
2	2	CNB Bank	5,469	12.86	7,066	14.97
3	5	Quicken Loans Inc.	1,396	3.28	835	1.77
4	3	National City Bank	1,106	2.60	1,501	3.18
5	4	Beneficial Homeowner Svc Corp	1,069	2.51	999	2.12
6	38	Countrywide Bank FSB	829	1.95	154	0.33
7	6	Countrywide Home Loans	683	1.61	719	1.52
8	NA	AmeriServ Financial Bank	660	1.55	NA	NA
9	18	Taylor Bean & Whitaker Mrtg	640	1.50	366	0.78
10	91	CitiMortgage Inc.	570	1.34	0	0.00
		Total For Institutions In Market	42,538		47,191
Source: SNL Financial.

RP® Financial, LC.	PEER GROUP ANALYSIS III.1
III. PEER GROUP ANALYSIS
     This chapter presents an analysis of Northwest’s operations versus a group of comparable publicly-traded financial institutions (the “Peer Group”) selected from the universe of all publicly-traded financial institutions in a manner consistent with the regulatory valuation guidelines and other regulatory guidance. The basis of the pro forma market valuation of Northwest is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Northwest, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.
Peer Group Selection
     The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines and other regulatory guidance. The Peer Group is comprised of only those publicly-traded thrifts whose common stock is either listed on a national exchange (NYSE or AMEX) or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Non-listed institutions are inappropriate since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions and commercial banks is included as Exhibit III-1. Exhibit III-2 provides financial and public market pricing characteristics of all fully-converted publicly-traded thrifts that are based in Pennsylvania.
     Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines should be comprised of locally or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 150 publicly-traded institutions nationally, which includes approximately 40 publicly-traded MHCs. As will be more fully addressed below, considerable effort has been expended to

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2
identify a Peer Group that is regarded highly comparable. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments are applied to account for such differences. Since Northwest will be a full public company upon completion of the offering, we could only consider only full public companies to be viable candidates for inclusion in the Peer Group. As a result, publicly-traded mutual holding companies were ineligible for consideration.
     In the case of identifying the appropriate Peer Group for Northwest, the selection criteria gave consideration to the larger resources available to Northwest than the majority of publicly-traded thrifts, both with respect to key balance sheet aggregates (i.e., assets, loans, deposits, equity, etc.) and pro forma market capitalization. In this regard, the Company’s size is a defining characteristic of Northwest relative to the majority of other publicly traded thrifts. The size of the balance sheet provides with a scale of operations and resources beyond the scope of the majority of other publicly traded thrifts which are smaller. Furthermore, Northwest’s pro forma market capitalization, which may approach or exceed $1 billion following the second step conversion offering, provides a degree of liquidity atypical of the majority of smaller savings institutions with more modest levels of market capitalization. Additionally, since the preponderance of large savings institutions are based in the northeastern U.S., the focus on selecting large institutions provides a high level of regional comparability in the identified peer group of financial institutions selected for valuation purposes.
     Based on the foregoing, from the universe of publicly-traded thrifts, we selected 10 institutions with characteristics similar to those of Northwest, The selection process applied is first described below, and then each member is briefly described.
•	Selection Criteria #1. Publicly-traded thrift institutions with total market capitalization exceeding $500 million. There were a total of nine full stock publicly traded thrifts with a total market capitalization in excess of $500 million and seven were included in the Peer Group. Astoria Financial Corp. of New York met the criteria but was excluded from the Peer Group owing to its highly leveraged capital position (4.84% tangible equity/assets ratio) which contrasts with Northwest’s strong pro forma capital ratio. Washington Federal, Inc. of Washington also met the selection criteria but was excluded from the Peer Group owing to its deteriorating asset quality (5.6% NPAs/Assets) which resulted in deterioration of its earnings. Importantly, there was significant regional comparability reflected in this selection parameter as four of the seven companies were based in the mid-Atlantic region with the remaining three institutions operating in the New England Region.

•	Selection Criteria #2. Publicly-traded thrift institutions with total market capitalization exceeding $100 million based in Pennsylvania. There were a total of three full stock publicly traded thrifts meeting the foregoing criteria: Abington Bancorp of PA, ESB

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3
Financial Corp. of PA and ESSA Bancorp, Inc. of PA. Of these institutions, Abington Bancorp was determined to be less comparable to Northwest owing to its location in suburban Philadelphia and deterioration of earnings reflecting increased loan loss provisions. Abington Bancorp was thus excluded from consideration.

•	Selection Criteria #3. Publicly-traded thrift institutions in adjacent markets. First Defiance Financial Corp. of Ohio was included in the Peer Group to round out the Peer Group to the regulatory required minimum of 10 institutions. First Defiance is headquartered in western Ohio in markets similar to Northwest’s Pennsylvania and New York markets while also operating with a comparatively large market capitalization ($142 million).
     Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. Like the anticipated public market profile of Northwest, the Peer Group generally exhibits strong liquidity in their shares, shares the same broad regional market area, and includes many institutions that have successfully leveraged their balance sheets with acquisitions and internal growth. While there are expectedly some differences between the Peer Group companies and Northwest, we believe the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments to account for key differences. The following sections present a comparison of Northwest’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group.
     A summary description of the key characteristics of each of the Peer Group companies is detailed below.
•	Brookline Bancorp, Inc. Brookline Bancorp is a savings and loan holding company based in Brookline, Massachusetts. Brookline Bancorp conducts operations from 17 retail banking offices in the Boston metropolitan area, inclusive of locations of Mystic Financial, Inc., which was acquired in 2005. Brookline Bancorp urban market supports its multi-family and commercial mortgage lending operations with such loans dominating the loan portfolio. Brookline Bancorp completed its first step mutual holding company reorganization in 1997 a second-step conversion in July 2002, which continue to provide it with a strong capital ratio. At June 30, 2009, Brookline Bancorp had total assets of $2.6 billion, deposits of $1.5 billion and a tangible equity-to-assets ratio of 16.7%. For the 12 months ended June 30, 2009, Brookline Bancorp reported earnings of $14.8 million for a return on average assets of 0.57%. Brookline Bancorp had a market capitalization of $626 million at August 28, 2009.

•	ESB Financial Corp. of Pennsylvania. ESB Financial Corp. is the savings and loan holding company for ESB Bank, headquartered in Ellwood, Pennsylvania.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

Table 3.1
Peer Group of Publicly-Traded Thrifts
August 28, 2009

				Operating	Total		Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Primary Market	Strategy(1)	Assets(2)	Offices	Year	Date	Price	Value
									($)	($Mil)
HCBK	Hudson City Bancorp, Inc. of NJ (3)	NASDAQ	Paramus, NJ	Thrift	$57,407	119	12-31	06/05	$12.87	$6,734
NYB	New York Community Bancorp of NY (3)	NYSE	Westbury, NY	Thrift	$32,860	220	12-31	11/93	$10.79	$3,725
PBCT	Peoples United Financial of CT (3)	NASDAQ	Bridgeport, CT	Div.	$20,810	303	12-31	04/07	$16.05	$5,538
FNFG	First Niagara Financial Group of NY (3)	NASDAQ	Lockport, NY	Thrift	$11,577	116	12-31	01/03	$13.20	$1,977
NAL	NewAlliance Bancshares of CT (3)	NYSE	New Haven, CT	Thrift	$8,581	89	12-31	04/04	$11.77	$1,257
PFS	Provident Financial Serv. Inc. of NJ (3)	NYSE	Jersey City, NJ	Thrift	$6,669	86	12-31	01/03	$11.17	$668
BRKL	Brookline Bancorp, Inc. of MA (3)	NASDAQ	Brookline, MA	Thrift	$2,641	17	12-31	07/02	$10.60	$626
FDEF	First Defiance Financial Corp. of OH (3)	NASDAQ	Defiance, OH	Thrift	$2,024	27	12-31	10/95	$17.55	$142
ESBF	ESB Financial Corp. of PA (3)	NASDAQ	Ellwood City, PA	Thrift	$1,963	23	12-31	06/90	$13.63	$164
ESSA	ESSA Bancorp, Inc. of PA (3)	NASDAQ	Stroudsburg, PA	Thrift	$1,053	13	09-30	04/07	$13.26	$199

NOTES:	(1) Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified

and Ret.=Retail Banking.

(2) Most recent quarter end available (E=Estimated and P=Pro Forma).

Source:	SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5
Importantly, ESB Financial Corp. operates in western Pennsylvania and is a competitor of Northwest in some markets. ESB Financial’s balance sheet reflects a significant wholesale component with the investment portfolio exceeding the loan portfolio and the funding composition reflecting nearly equal amounts of deposits and borrowed funds. Growth of ESB Financial has been the result of both internal growth and five prior acquisitions dating back to the early 1990s, two of which were completed earlier in this decade. At June 30, 2009, ESB Financial $2.0 billion, deposits of $900 million and a tangible equity-to-assets ratio of 5.6%. For the 12 months ended June 30, 2009, ESB Financial reported earnings of $11.4 million for a return on average assets of 0.58%. ESB Financial had a market capitalization of $164 million at August 28, 2009.

•	ESSA Bancorp, Inc. of Pennsylvania. ESSA Bancorp, Inc. is the Pennsylvania-chartered stock holding company of ESSA Bank & Trust, which operates through 13 offices in northeastern Pennsylvania. ESSA Bancorp completed its conversion from mutual-to-stock form in April 2007, which increased its tangible equity-to-assets ratio to a level which remains in excess of the other Peer Group companies individually. While ESSA Bancorp is substantially smaller than Northwest, its operations in Pennsylvania outside of a major metropolitan area enhance their comparability from a valuation perspective. ESSA Bancorp’s asset investment strategy is primarily focused on residential mortgage lending while it also maintains a significant investment portfolio, the majority of which are held as available for sale (“AFS”). The largest segment of funding liabilities is borrowings, followed closely by deposits. At June 30, 2009, ESSA Bancorp had total assets of $1.1 billion, deposits of $401.2 million and a tangible equity-to-assets ratio of 17.6%. For the 12 months ended June 30, 2009, ESSA Bancorp reported earnings of $5.9 million for a return on average assets of 0.57%. ESSA Bancorp had a market capitalization of $199 million at August 28, 2009.

•	First Definance Financial Corp., Inc. First Defiance Financial Corp. is a savings and loan holding company based in Defiance, Ohio. First Defiance Financial Corp. conducts operations from 27 retail banking offices in northwestern Ohio and nearby areas in Michigan and Indiana. First Defiance Financial Corp.’s operating objectives include expansion, diversification within its markets, growth of its fee based income, and growth internally and through acquisitions of financial institutions, branches and financial services businesses. First Defiance Financial Corp. has completed three whole bank acquisitions, several branch acquisitions and acquisitions of other financial services companies over the last decade. At June 30, 2009, First Defiance Financial Corp. had total assets of $2.0 billion, deposits of $1.6 billion and a tangible equity-to-assets ratio of 8.3%. For the 12 months ended June 30, 2009, First Defiance Financial Corp. reported earnings of $7.5 million for a return on average assets of 0.38%. First Defiance Financial Corp. had a market capitalization of $142 million at August 28, 2009.

•	First Niagara Financial Group, Inc. of New York. First Niagara is a thrift holding company headquartered in Lockport, New York. First Niagara serves upstate New York through a network of 116 retail banking offices. First Niagara provides its customers with consumer and commercial banking services including residential and commercial real estate loans, commercial business loans and

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6
leases, consumer loans, and consumer and commercial deposit products. First Niagara also offers insurance products and wealth management services. First Niagara completed a second-step conversion offering in January 2003. Since 1998, First Niagara has deployed the proceeds realized from an MHC offering completed in 1998 and the second-step conversion offering to implement its “Buy and Build” strategy, which has resulted in the completion of six whole-bank and 15 non-bank acquisitions as well as the opening of de novo branches. Moreover, First Niagara has two currently pending transactions: (1) the acquisition of 57 branch offices of PNC Bank with a total a total of $4.2 billion of deposits, all of which are in Pennsylvania; and (2) the acquisition of Harleysville National Corporation, a bank holding company based in southeastern Pennsylvania with total assets of $5.6 billion. At June 30, 2009, First Niagara had total assets of $11.6 billion, deposits of $6.2 billion and a tangible equity-to-assets ratio of 9.8%. For the 12 months ended June 30, 2009, First Niagara reported earnings of $86.1 million for a return on average assets of 0.89%. First Niagara had a market capitalization of $2.0 billion at August 28, 2009.

•	Hudson City Bancorp, Inc. of New Jersey. Hudson City Bancorp is a thrift holding company headquartered in Paramus, New Jersey, and conducts retail banking operations through 119 banking offices located in New Jersey, southern New York and Connecticut, with operations focused within the New York metropolitan area. Hudson City Bancorp employs an operating strategy focused on permanent 1-4 family residential mortgage lending funded by deposits. In this regard, the Bank’s strategy is to offer a streamlined product line from a lending and depository perspective. Both the loan and deposit products are offered at highly competitive rates with the resulting thin spreads offset by Hudson City Bancorp’s streamlined operations which have facilitated operating expense levels that are significantly below industry averages. Hudson City completed its first step mutual holding company reorganization in 1999 a second-step conversion in June 2005 and while the proceeds raised were significant, subsequent growth and capital management strategies employed by Hudson City Bancorp have resulted in leverage of the capital ratio relative to the levels reported immediately following the conversion. Hudson City Bancorp is the largest Peer Group institution as measured by assets and market capitalization. At June 30, 2009, Hudson City Bancorp had total assets of $57.4 billion, deposits of $21.7 billion and a tangible equity-to-assets ratio of 8.7%. For the 12 months ended June 30, 2009, Hudson City Bancorp reported earnings of $501.8 million for a return on average assets of 0.93%. Hudson City Bancorp had a market capitalization of $6.7 billion at August 28, 2009.

•	New York Community Bancorp, Inc. New York Community Bancorp is a multi-bank holding company based in Westbury, New York. New York Community Bancorp conducts operations from 220 retail banking offices in New York and New Jersey, primarily within the New York metropolitan area. Reflecting its growth through a series of acquisitions, New York Community Bancorp operates through five local divisions: Queens County Savings Bank in Queens, Roslyn Savings Bank on Long Island, Richmond County Savings Bank on Staten Island, Roosevelt Savings Bank in Brooklyn, and Garden State Community Bank in New Jersey. New York Community Bancorp is a leading producer of multi-family loans in New York City, with an emphasis on apartment buildings that feature below-market rents. At June 30, 2009, New York Community Bancorp had total

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7
assets of $32.9 billion, deposits of $14.4 billion and a tangible equity-to-assets ratio of 5.2%. For the 12 months ended June 30, 2009, New York Community Bancorp reported earnings of $305.4 million for a return on average assets of 0.95%. New York Community Bancorp had a market capitalization of $3.7 billion at August 28, 2009.

•	NewAlliance Bancshares, Inc. NewAlliance converted from mutual-to-stock form effective April 1, 2004. Simultaneous with the conversion, NewAlliance acquired two savings banks. Subsequent to the conversion, NewAlliance acquired a trust company, an asset management company and two commercial banks. NewAlliance maintains 89 branches in Connecticut and western Massachusetts. NewAlliance’s business philosophy is to operate as a community bank with local-decision making authority, providing a broad array of banking and financial services including investment management, trust and insurance services to retail and commercial business customers. At June 30, 2009, NewAlliance had total assets of $8.5 billion, deposits of $4.9 billion and a tangible equity-to-assets ratio of 9.8%. For the 12 months ended June 30, 2009, NewAlliance reported earnings of $42.3 million for a return on average assets of 0.50%. NewAlliance had a market capitalization of $1.3 billion at August 28, 2009.

•	Peoples United Financial, Inc. of Connecticut. Peoples United is a thrift holding company headquartered in Bridgeport, Connecticut. Peoples United serves a broad cross-section of the five New England states as well as southern New York through a network of 303 retail banking offices. Peoples United provides its customers with a diversified array of financial services including commercial banking, retail consumer and small business banking, and wealth management services. Peoples United completed its first step mutual holding company reorganization in 1988, and a second-step conversion in April 2007. Peoples United completed the acquisition of Chittenden Corporation, a multi-bank holding company with $7.4 billion of total assets as of January 1, 2008, substantially expanding the geographic scope of operations to the northern New England states. At June 30, 2009, Peoples United had total assets of $20.8 billion, deposits of $15.0 billion and a tangible equity-to-assets ratio of 17.4%. For the 12 months ended June 30, 2009, Peoples United reported earnings of $135.5 million for a return on average assets of 0.66%. Peoples United had a market capitalization of $5.5 billion at August 28, 2009.

•	Provident Financial Services, Inc. of New Jersey. Provident Financial is headquartered in Jersey City, New Jersey and operates 86 retail banking offices in the State of New Jersey. Provident Financial converted from mutual-to-stock form effective January 15, 2003 and completed the acquisition of First Sentinel Bancorp, Inc. in July 2004, and the acquisition of First Morris Bank & Trust in April 2007. Provident Financial has emphasized lending diversification into commercial real estate and commercial business loans, the acquisition and retention of core deposit accounts and increasing non-interest income. Growth of non-interest income revenues has been supported by emphasizing transaction accounts and by offering investment products, estate management and trust services. At June 30, 2009, Provident Financial had total assets of $6.7 billion, deposits of $4.7 billion and a tangible equity-to-assets ratio of 7.9%. For the 12 months ended June 30, 2009, Provident Financial reported a loss equal to

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8
$117.7 million which was the result of a non-cash goodwill impairment charge; Provident Financial reported net earnings of $34.8 million over the corresponding timeframe excluding the goodwill impairment expense. Provident Financial had a market capitalization of $668 million at August 28, 2009.
     In aggregate, the Peer Group’s tangible equity level was above the average for all publicly-traded thrifts, while the Peer Group’s ratios for return on average assets and return on average equity were above the comparable averages for all publicly-traded thrifts. Given their significantly larger size and stronger financial performance, the Peer Group was priced at a premium to the average price-to-tangible book (“P/TB”) ratio and price/earnings (“P/E”) multiple for all publicly-traded thrifts.

	All
	Publicly-Traded		Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$2,869		$14,559
Market Capitalization ($Mil)	$292		$2,103
Tangible Equity/Assets (%)	9.93%		11.11%
Core Return on Average Assets (%)	(0.18%)		0.43%
Core Return on Average Equity (%)	(1.15%)		3.43%

Pricing Ratios (Averages)(1)
Price/Core Earnings (x)	17.53	x	24.53	x
Price/Tangible Book (%)	80.45%		146.94%
Price/Assets (%)	7.85%		14.94%

(1)	Based on market prices as of August 28, 2009.
Sources: Tables 3.2 and 4.2.
     The companies selected for the Peer Group were relatively comparable to Northwest on average, and are considered to be the “best fit” Peer Group. While there are many similarities between Northwest’s and the Peer Group on average, there are some differences as well. The following comparative analysis highlights key similarities and differences relative to the Peer Group.
Financial Condition
     Table 3.2 shows comparative balance sheet measures for Northwest’s and the Peer Group, reflecting balances as of June 30, 2009 for the Company and the Peer Group, respectively. On a reported basis, Northwest’s equity-to-assets ratio of 8.9% was below the

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III.9
Table 3.2
Balance Sheet Composition and Growth Rates
Northwest Bancorp, Inc. and the Comparable Group
As of June 30, 2009

		Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
		Cash &	MBS &				Borrowed	Subd.	Net	Goodwill	Tng Net		MBS, Cash &			Borrows.	Net	Tng Net
		Equivalents	Invest	BOLI	Loans	Deposits	Funds	Debt	Worth	& Intang	Worth	Assets	Investments	Loans	Deposits	&Subdebt	Worth	Worth	Tangible	Core	Reg.Cap.
Northwest Bancorp, Inc.
June 30, 2009		5.9%	15.1%	1.8%	71.8%	75.4%	12.6%	1.5%	8.9%	2.5%	6.4%	2.54%	3.11%	1.87%	-0.75%	20.74%	1.57%	3.00%	8.15%	8.15%	13.69%

All Public Companies
Averages		4.6%	20.1%	1.4%	69.4%	69.4%	17.6%	0.5%	11.3%	0.9%	10.4%	8.51%	12.11%	6.34%	12.21%	-2.95%	1.66%	2.45%	9.97%	9.88%	15.66%
Medians		3.9%	18.9%	1.4%	70.9%	71.1%	15.8%	0.0%	10.1%	0.1%	9.1%	4.95%	8.26%	3.98%	7.84%	-4.34%	-0.87%	-0.95%	9.04%	8.90%	13.50%

State of PA
Averages		4.8%	31.2%	1.7%	59.1%	64.1%	23.8%	0.5%	10.4%	0.7%	9.7%	6.73%	11.28%	6.22%	10.14%	0.28%	0.62%	1.89%	9.67%	9.15%	16.20%
Medians		4.1%	27.6%	1.5%	61.4%	69.8%	16.0%	0.0%	9.7%	0.0%	9.4%	3.00%	4.12%	6.14%	7.32%	-3.60%	0.16%	0.42%	8.79%	8.51%	14.00%

Comparable Group
Averages		3.6%	25.4%	1.1%	63.1%	55.2%	28.1%	0.7%	14.8%	4.1%	10.7%	8.03%	12.12%	4.20%	10.51%	-1.36%	5.33%	6.70%	10.19%	9.99%	15.33%
Medians		1.9%	23.8%	1.4%	66.8%	55.3%	26.5%	0.2%	14.7%	4.3%	9.2%	5.33%	5.10%	1.92%	8.54%	-3.57%	-0.71%	1.16%	10.49%	10.49%	13.70%

Comparable Group
BRKL	Brookline Bancorp, Inc. of MA	4.4%	12.2%	0.0%	80.2%	56.8%	23.8%	0.0%	18.5%	1.8%	16.7%	5.87%	-2.83%	8.14%	14.65%	-3.68%	-3.65%	-3.69%	16.20%	16.20%	NA
ESBF	ESB Financial Corp. of PA	2.1%	57.1%	1.5%	33.6%	45.9%	42.7%	2.4%	7.8%	2.2%	5.6%	2.13%	3.99%	0.86%	6.39%	-3.57%	21.44%	33.65%	7.40%	7.40%	14.30%
ESSA	ESSA Bancorp, Inc. of PA	1.3%	25.0%	1.4%	70.0%	38.1%	43.2%	0.0%	17.6%	0.0%	17.6%	6.91%	4.84%	7.30%	8.24%	15.58%	-10.96%	-10.96%	NA	NA	NA
FDEF	First Defiance Financial Corp. of OH	4.4%	7.7%	1.4%	79.5%	76.8%	9.3%	1.8%	11.5%	3.2%	8.3%	4.95%	31.42%	2.20%	8.83%	-22.19%	20.06%	31.13%	10.49%	10.49%	12.67%
FNFG	First Niagara Financial Group of NY	1.5%	33.1%	0.0%	55.0%	53.9%	27.5%	0.1%	16.6%	6.7%	9.8%	27.58%	NM	0.00%	1.33%	NM	34.04%	NM	10.54%	10.54%	NA
HCBK	Hudson City Bancorp, Inc. of NJ	1.1%	44.4%	0.0%	53.5%	37.8%	52.3%	0.0%	9.0%	0.3%	8.7%	16.77%	22.63%	12.77%	29.74%	9.28%	9.21%	9.58%	7.73%	7.73%	21.09%
NYB	New York Community Bancorp of NY	0.5%	18.5%	2.1%	69.0%	43.7%	41.1%	1.5%	12.8%	7.6%	5.2%	5.72%	-1.43%	8.86%	7.48%	6.64%	-1.83%	-3.16%	NA	7.74%	11.57%
NAL	NewAlliance Bancshares of CT	1.7%	31.5%	1.6%	56.6%	56.7%	25.5%	0.2%	16.4%	6.6%	9.8%	3.86%	14.59%	-1.03%	12.27%	-9.86%	0.01%	1.16%	NA	10.88%	20.58%
PBCT	Peoples United Financial of CT	16.4%	2.4%	1.2%	69.1%	72.2%	0.8%	0.9%	24.7%	7.3%	17.4%	2.06%	5.10%	1.20%	3.38%	5.47%	-1.43%	-1.59%	10.70%	10.70%	13.70%
PFS	Provident Financial Serv. Inc. of NJ	3.1%	22.6%	1.9%	64.6%	70.6%	15.4%	0.0%	13.1%	5.4%	7.7%	4.45%	30.78%	1.64%	12.81%	-9.93%	-13.58%	4.15%	8.26%	8.26%	13.37%
Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2009 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10
Peer Group’s average equity/assets ratio of 14.8%. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 6.4% and 10.7%, respectively. The smaller differential in the tangible equity ratios reflects the higher proportion of goodwill and other intangible assets for the Peer Group on average in comparison to Northwest. On a pro forma basis, Northwest’s equity ratio may approximate the Peer Group average while the tangible equity ratio is expected to modestly exceed the Peer Group’s average ratios based on current market conditions. Both the Company and the Peer Group currently maintain surpluses with respect to their respective regulatory capital requirements.
     The increase in Northwest’s pro forma equity position will be favorable from an interest rate risk perspective and in terms of posturing for future earnings growth as the net proceeds are reinvested and leveraged. The Company’s business plan, which is focused on increasing earnings through business line/balance sheet restructuring and growth through de novo branching and acquisition is a positive factor with respect to the use the intended use of proceeds. At the same time, many of the Peer Group companies have adopted similar strategies and the implementation of strategies by Northwest to increase earnings and ROE is subject to both execution risk and the overall market environment.
     The interest-earning asset (“IEA”) composition for the Company and the Peer Group reflects differences in terms of the proportion of loans, as Northwest’s proportion of 71.8% exceeds the Peer Group average ratio of 63.1%. Conversely, Northwest’s level of cash and investments equal to 21.0% of assets was lower than the comparable Peer Group average of 29.0%. Overall, Northwest’s interest-earning assets amounted to 92.8% of assets, which modestly exceeded the Peer Group’s average ratio of 92.1%. Both the Company’s and the Peer Group’s IEA ratios exclude BOLI as an interest-earning asset. On a pro forma basis immediately following the Second Step Conversion, a portion of the proceeds will initially be invested into Federal funds or shorter term investment securities increasing the relative proportion of cash and investments for the Company in comparison to the Peer Group over the short term.
     Northwest’s funding liabilities currently reflect more of a deposit funding strategy, whereas the Peer Group is using borrowed funds to a greater extent, both to supplement liquidity in lieu of utilizing deposit funds and for wholesale leveraging and interest rate risk management purposes. In this regard, the Company’s deposits equaled 75.4% of assets, which exceeded the comparable Peer Group average of 55.2%. Conversely, borrowings accounted

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11
for a greater portion of the Peer Group’s interest-bearing liabilities (“IBL”) composition relative to the Company — and as of the most recent period, borrowings-to-assets ratios averaged 28.8% for the Peer Group versus 14.1% for the Company, inclusive of subordinated debt. Balances of subordinated debt equaled 1.5% versus only 0.7% for the Peer Group. Total IBL maintained as a percent of assets equaled 89.5% and 84.0% for Northwest and the Peer Group, respectively, reflecting the Company’s lower equity position. The ratio of IBL will be reduced on a post-offering basis as the Company funds a greater portion of its operations with equity.
     A key measure of balance sheet strength for a financial institution is IEA/IBL ratio, with higher ratios often facilitating stronger profitability levels, depending on the overall asset/liability mix. Presently, the Company’s IEA/IBL ratio of 103.7% is below the Peer Group’s average ratio of 109.4%. The additional capital realized from stock proceeds will considerably increase the IEA/IBL ratio, as the net proceeds realized from Northwest’s stock offering are expected to be reinvested into interest-earning assets and the increase in the Company’s equity position will result in a lower level of interest-bearing liabilities funding assets.
     The growth rate section of Table 3.2 shows growth rates for key balance sheet items for the most recent 12 months. Northwest’s assets increased by 2.54% versus asset growth of 8.03% for the Peer Group on average. The asset growth for the Peer Group was higher partially owing to very high growth rates reported by several companies, including one company which completed a major acquisition. The median asset growth rate for the Peer Group equaled 5.33% and more closely approximated the Company’s growth rate. Loan growth for the Company and the Peer Group was relatively similar, equaling 1.87% and 4.20%, respectively, while the Peer Group’s higher asset growth was primarily the result of their expanding cash and investment portfolios, which increased by an average of 12.12% versus a 3.11% for the Company.
     The Company’s deposit growth rate was below the Peer Group average as Northwest’s deposits declined by 0.75% while in contrast, the Peer Group’s deposits grew at a 10.51% average rate. Borrowed funds increased much more rapidly for the Company, expanding at a 20.74% annual pace versus shrinkage of 1.36% realized by the Peer Group. As discussed in Section One, deposit growth has been limited in recent periods owing to a conscious decision by the Company to shrink the CD portfolio as depositors were unwilling to lock-in longer term CDs in the low rate environment. Accordingly, Northwest funded the CD runoff with term FHLB advances.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12
     Equity growth for the Company equaled 1.57% on a reported basis and 3.00% on a tangible basis, which was below the respective Peer Group averages (5.33% reported and 6.70% tangible equity growth) but above the respective Peer Group median ratios (0.71% shrinkage on a reported basis and 1.16% growth on a tangible basis).
Income and Expense Components
     Table 3.3 shows comparative income statement measures for Northwest and the Peer Group, reflecting earnings for the twelve months ended June 30, 2009 for both. Northwest reported a net income to average assets ratio of 0.59% versus the Peer Group’s ratio of 0.42% based on the average and 0.58% based on the median. A lower level of operating expenses, loan loss provisions and non-operating losses for the Peer Group were offset by the Company’s stronger net interest margin and levels of non-interest operating income. Northwest’s higher net interest income to average assets ratio (before provisions for loan losses) was realized both through a higher ratio of interest income to average assets as well as lower interest expense. The Company’s higher interest income ratio was attributable to its higher yield on interest-earning assets (5.84% versus 5.31% for the Peer Group), as well the Company’s higher loans/assets ratio. Northwest’s lower interest expense ratio was realized through maintaining a lower cost of funds than the Peer Group (2.35% for Northwest versus 2.64% for the Peer Group on average), which was partially attributable to Northwest’s lower level of borrowed funds. Overall, Northwest and the Peer Group reported net interest income to average assets ratios of 3.33% and 2.65%, respectively.
     From the perspective of core earnings, the benefit of the Company’s stronger net interest margin relative to the Peer Group was diminished by its higher operating expense ratio. For the period covered in Table 3.3, the Company and the Peer Group reported operating expense to average assets ratios of 2.55% and 2.18%, respectively (inclusive of the amortization and impairment of intangible assets). In general, the Company’s higher operating expense ratio is indicative of the higher staffing needs related to maintaining a large number of relatively small branches (the Company operates more retail branches than all but two of the Peer Group companies). One other factor that appears to contribute to Northwest’s higher operating expense ratio is the higher concentration of loans to total assets and greater funding with deposits, both of which entail greater expense to acquire and service relative to wholesale

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13
Table 3.3
Income as Percent of Average Assets and Yields, Costs, Spreads
Northwest Bancorp, Inc. and the Comparable Group
For the 12 Months Ended June 30, 2009

			Net Interest Income
						Loss	NII	Other Income			Total	G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads			MEMO:	MEMO:
		Net				Provis.	After	Loan	R.E.	Other	Other	G&A	Goodwill	Net	Extrao.	Yield	Cost	Yld-Cost	Assets/	Effective
		Income	Income	Expense	NII	on IEA	Provis.	Fees	Oper.	Income	Income	Expense	Amort.	Gains	Items	On Assets	Of Funds	Spread	FTE Emp.	Tax Rate
Northwest Bancorp, Inc.
June 30, 2009		0.59%	5.45%	2.11%	3.33%	0.50%	2.84%	0.00%	-0.06%	0.77%	0.71%	2.50%	0.05%	-0.20%	0.00%	5.84%	2.35%	3.49%	$3,813	26.12%
All Public Companies
Averages		-0.23%	5.20%	2.36%	2.84%	0.70%	2.14%	0.02%	-0.04%	0.73%	0.72%	2.62%	0.17%	-0.32%	0.02%	5.53%	2.71%	2.82%	$6,038	31.91%
Medians		0.09%	5.21%	2.37%	2.83%	0.35%	2.36%	0.00%	0.00%	0.58%	0.56%	2.65%	0.00%	-0.08%	0.00%	5.52%	2.71%	2.81%	$5,025	32.27%
State of PA
Averages		0.15%	5.03%	2.54%	2.49%	0.33%	2.16%	0.01%	-0.01%	0.47%	0.48%	2.01%	0.01%	-0.38%	0.00%	5.29%	2.88%	2.40%	$6,170	23.92%
Medians		0.20%	5.08%	2.58%	2.51%	0.32%	2.13%	0.00%	0.00%	0.43%	0.40%	2.06%	0.00%	-0.09%	0.00%	5.30%	2.89%	2.33%	$5,714	24.20%
Comparable Group
Averages		0.42%	4.88%	2.23%	2.65%	0.27%	2.38%	0.02%	0.00%	0.61%	0.62%	1.88%	0.30%	-0.04%	0.00%	5.31%	2.64%	2.67%	$10,637	30.51%
Medians		0.58%	4.94%	2.34%	2.76%	0.19%	2.47%	0.00%	0.00%	0.49%	0.52%	1.93%	0.08%	-0.04%	0.00%	5.30%	2.86%	2.73%	$7,422	32.03%
Comparable Group
BRKL	Brookline Bancorp, Inc. of MA	0.57%	5.54%	2.44%	3.10%	0.44%	2.67%	0.00%	0.00%	0.17%	0.17%	1.65%	0.06%	-0.12%	0.00%	5.73%	3.05%	2.68%	$11,384	38.83%
ESBF	ESB Financial Corp. of PA	0.58%	4.87%	3.09%	1.78%	0.07%	1.71%	0.00%	0.00%	0.33%	0.33%	1.20%	0.03%	-0.08%	0.00%	5.25%	3.38%	1.88%	$7,854	13.54%
ESSA	ESSA Bancorp, Inc. of PA	0.57%	5.17%	2.38%	2.80%	0.15%	2.64%	0.06%	0.00%	0.50%	0.56%	2.27%	0.00%	-0.07%	0.00%	5.37%	2.98%	2.39%	$6,122	28.72%
FDEF	First Defiance Financial Corp. of OH	0.38%	5.21%	1.93%	3.28%	0.78%	2.50%	0.00%	0.00%	0.96%	0.96%	2.91%	0.08%	0.16%	0.00%	5.70%	2.19%	3.51%	$3,640	30.60%
FNFG	First Niagara Financial Group of NY	0.89%	4.49%	1.46%	3.03%	0.33%	2.70%	0.09%	0.00%	1.17%	1.25%	2.36%	0.08%	-0.08%	0.00%	5.14%	1.79%	3.34%	$6,065	32.31%
HCBK	Hudson City Bancorp, Inc. of NJ	0.93%	5.29%	3.24%	2.05%	0.12%	1.92%	0.00%	0.00%	0.06%	0.06%	0.41%	0.00%	0.01%	0.00%	5.35%	3.60%	1.74%	$39,563	38.34%
NYB	New York Community Bancorp of NY	0.95%	5.01%	2.50%	2.51%	0.07%	2.44%	0.00%	0.00%	0.38%	0.38%	1.03%	0.07%	-0.34%	0.00%	5.70%	2.92%	2.78%	$12,175	28.08%
NAL	NewAlliance Bancshares of CT	0.50%	4.61%	2.30%	2.31%	0.20%	2.11%	0.01%	0.00%	0.62%	0.62%	1.85%	0.11%	0.05%	0.00%	5.15%	2.80%	2.35%	$7,866	32.03%
PBCT	Peoples United Financial of CT	0.66%	4.03%	1.10%	2.92%	0.18%	2.74%	0.00%	-0.01%	1.41%	1.40%	3.13%	0.10%	0.07%	0.00%	4.57%	1.51%	3.06%	$4,712	32.10%
PFS	Provident Financial Serv. Inc. of NJ	-1.79%	4.58%	1.85%	2.72%	0.37%	2.36%	0.00%	0.00%	0.47%	0.47%	2.01%	2.43%	0.00%	0.00%	5.16%	2.19%	2.97%	$6,990	NM
Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2009 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14
investments and borrowings which comprise a greater proportion of the Peer Group’s assets and liabilities. Northwest maintained a ratio of assets per full time equivalent employee of $3.8 million versus $10.6 million on average for the Peer Group, providing empirical evidence of the labor intensive nature of the Company’s operations relative to the Peer Group.
     When viewed together, net interest income and operating expenses provide considerable insight into a financial institution’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company’s earnings strength was more favorable than the Peer Group’s. Expense coverage ratios for the last 12 months for Northwest and the Peer Group (on average) equaled 1.31x and 1.22x, respectively. An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.
     Sources of non-interest operating income contributed more significantly to the Company’s profitability, with such income amounting to 0.71% and 0.62% of Northwest’s and the Peer Group’s average assets, respectively. Taking non-interest operating income into account in evaluating profitability along with net interest income and operating expenses, Northwest’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 63.1% compared more favorably to the Peer Group’s efficiency ratio of 66.7%. Importantly, while the elements of Northwest’s core earnings indicate stronger earnings, non-operating expenses have diminished the benefit of the Company’s core earnings strength. Specifically, loan loss provisions and non-operating expenses reported by Northwest have both exceeded the Peer Group average as will be discussed more fully below.
     Loan loss provisions reflect an increasing trend for the Company and equaled 0.50% of average assets for Northwest for the twelve months ended June 30, 2009 versus an average of 0.27% for the Peer Group. While the Company is anticipating that its loan loss provisions may be lower in the future, estimating the level of future loan loss provisions is difficult in the current operating environment and may be predicated on the stabilization of Northwest’s credit quality ratios among other factors. Similarly, non-operating expenses totaled 0.20% for Northwest versus an average expense of 0.04% for the Peer Group. Typically, such gains and losses are

RP® Financial, LC.	PEER GROUP ANALYSIS
III.15
discounted in valuation analyses as they tend to have a relatively high degree of volatility, and thus are not considered part of core operations. In this appraisal, for both Northwest’s and the Peer Group, we have considered earnings and profitability before and after such net gains and losses.
     The Company’s effective tax rate for the last 12 months of 26.1% is lower than the Peer Group average of 30.5%. The Company expects that its effective tax rate will continue to approximate the recent historical level over the near term and thereby remaining at an advantage in comparison to the Peer Group.
Loan Composition
     Table 3.4 presents the most recent data related to the Company’s and the Peer Group’s loan portfolio compositions, as well as data pertaining to investment in mortgage-backed securities, loans serviced for others, and risk-weighted assets. The Company’s loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans and mortgage-backed securities than maintained by the Peer Group (57.5% of assets versus 47.5% for the Peer Group). The Peer Group’s ratio of residential loans was supported by their higher concentration of mortgage-backed securities, as the Company’ ratio of 1-4 family permanent mortgage loans was substantially greater than the Peer Group average (47.9% for Northwest versus an average of 29.5% of assets for the Peer Group). Whereas the Company maintains a philosophy of selling 1-4 family fixed rates loans on a servicing-retained basis, some of the Peer Group members are actively involved in selling loans on a servicing-released basis. Average loans serviced for others equaled 8.2% of the Peer Group’s average assets, while the Company maintained loans serviced for others equal to 18.2% of the on balance sheet assets. Average servicing intangibles equaled 0.06% of the Peer Group’s total assets, while Northwest maintained a balance of servicing intangibles equal to 0.11% of total assets.
     The Peer Group’s lending activities show greater diversification in various areas of high risk-weight lending including multi-family and commercial mortgage lending. Specifically, multi-family and commercial mortgage loans represented 22.0% of assets, which was greater than the 16.5% ratio for the Company. The Peer Group maintained construction loan (2.5% of assets) and business loan (6.9% of assets) portfolios, while the Company was less engaged in these lending areas, reporting 0.2% of assets in construction loans and 4.5% in commercial

RP® Financial, LC.	PEER GROUP ANALYSIS
III.16
Table 3.4
Loan Portfolio Composition and Related Information
Northwest Bancorp, Inc. and the Comparable Group
As of June 30, 2009

		Portfolio Composition as a Percent of Assets
			1-4	Constr.	5+Unit	Commerc.		RWA/	Serviced	Servicing
Institution		MBS	Family	& Land	Comm RE	Business	Consumer	Assets	For Others	Assets
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)
Northwest Bancorp, Inc.		9.52%	47.94%	0.16%	16.50%	4.51%	3.54%	63.81%	$1,294,800	$7,917

All Public Companies
Averages		13.08%	35.38%	6.00%	21.62%	4.74%	2.44%	66.66%	$659,855	$6,178
Medians		11.52%	34.71%	4.31%	19.55%	3.46%	0.66%	66.71%	$40,390	$185

State of PA
Averages		19.06%	39.05%	4.21%	12.20%	2.17%	1.70%	56.27%	$108,004	$667
Medians		18.12%	39.62%	3.69%	11.69%	2.04%	0.32%	53.39%	$23,945	$40

Comparable Group
Averages		17.98%	29.51%	2.52%	21.95%	6.89%	3.51%	60.52%	$343,166	$2,006
Medians		14.19%	23.09%	2.08%	20.61%	4.23%	1.51%	59.26%	$244,395	$829

Comparable Group
BRKL	Brookline Bancorp, Inc. of MA	9.36%	15.05%	1.20%	32.17%	10.45%	22.40%	79.50%	$40,230	$159
ESBF	ESB Financial Corp. of PA	41.44%	20.49%	2.08%	5.39%	1.48%	3.78%	49.13%	$10,170	$42
ESSA	ESSA Bancorp, Inc. of PA	18.65%	62.74%	1.04%	4.91%	1.62%	0.18%	47.00%	$37,720	$303
FDEF	First Defiance Financial Corp. of OH	3.47%	20.28%	4.85%	34.82%	18.86%	1.67%	88.46%	$1,206,260	$8,919
FNFG	First Niagara Financial Group of NY	NA	NA	NA	NA	NA	NA	55.34%	$589,360	$4,344
HCBK	Hudson City Bancorp, Inc. of NJ	35.05%	53.50%	0.03%	0.10%	0.03%	0.01%	35.13%	$12,160	$0
NYB	New York Community Bancorp of NY	10.84%	1.10%	2.21%	63.84%	2.05%	0.07%	63.72%	$700,680	$2,833
NAL	NewAlliance Bancshares of CT	26.75%	37.92%	1.76%	12.39%	4.46%	0.21%	51.99%	$341,740	$1,905
PBCT	Peoples United Financial of CT	2.09%	23.09%	5.36%	20.61%	18.88%	1.51%	71.75%	$147,050	$200
PFS	Provident Financial Serv. Inc. of NJ	14.19%	31.43%	4.12%	23.31%	4.23%	1.76%	63.18%	$346,290	$1,355

Source:	SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2009 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.17
business loans. Consumer loans, excluding home equity loans which are included in the 1-4 family residential mortgage totals, were equal to 3.5% of assets for both the Company and the Peer Group. Notwithstanding the Peer Group’s greater diversification into higher risk types of lending, the Company maintained a higher risk-weighted assets-to-assets ratio than the Peer Group (63.8% versus 60.5% for the Peer Group), which is attributable to the higher proportion of assets invested into loans versus investments.
Credit Risk
     The ratio of NPAs/assets equaled 1.95% for the Company versus an average of 0.87% for the Peer Group as shown in Table 3.5. Importantly, Northwest’s NPA/assets ratio was above the level reported by all but one of the Peer Group companies on an individual basis (the highest ratio for the Peer Group was 2.42% of assets reported by First Defiance Financial). The higher ratio of NPAs reported by the Company was the result of both a higher ratio of non-performing loans and REO. The Company maintained a lower level of loss reserves as a percent of non-performing assets (54.49% versus 111.80% for the Peer Group). Chargeoffs equaled 0.22% of loans for the Company and 0.31% of loans for the Peer Group. The Company maintains allowances for loan and lease losses (“ALLL”) to total loans which exceeded the Peer Group average. Specifically, the ratio of reserves to total loans equaled 1.31% for the Company versus an average and median ratio for the Peer Group equal to 1.00% and 1.10%, respectively. The higher level of NPAs and the lower reserve coverage ratio in relation to NPAs suggests that the higher reserves/loans ratio is warranted.
Interest Rate Risk
     Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, Northwest interest rate risk characteristics were considered to be slightly less favorable than the Peer Group’s, as implied by the Company’s lower tangible equity-to-assets and IEA/IBL ratios. The Company’s non-interest earning assets were modestly below the Peer Group average. On a pro forma basis, the infusion of stock proceeds should serve to improve these ratios relative to the Peer Group.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.18
Table 3.5
Credit Risk Measures and Related Information
Northwest Bancorp, Inc. and the Comparable Group
As of June 30, 2009 or Most Recent Date Available

			NPAs &				Rsrves/
		REO/	90+Del/	NPLs/	Rsrves/	Rsrves/	NPAs &	Net Loan	NLCs/
Institution		Assets	Assets	Loans	Loans	NPLs	90+Del	Chargoffs	Loans
		(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Northwest Bancorp, Inc.		0.22%	1.95%	2.41%	1.31%	54.49%	48.23%	$11,195	0.22%

All Public Companies
Averages		0.39%	2.56%	2.80%	1.33%	85.44%	66.31%	$1,390	0.58%
Medians		0.14%	1.57%	1.94%	1.15%	57.74%	46.18%	$291	0.16%

State of PA
Averages		0.31%	1.63%	1.77%	1.06%	86.89%	65.77%	$486	0.23%
Medians		0.17%	1.48%	1.73%	0.98%	64.29%	50.81%	$102	0.08%

Comparable Group
Averages		0.10%	0.87%	1.15%	1.00%	111.80%	94.90%	$4,656	0.31%
Medians		0.06%	0.71%	1.14%	1.10%	96.63%	83.85%	$5,052	0.22%

Comparable Group
BRKL	Brookline Bancorp, Inc. of MA	0.07%	0.47%	0.49%	1.37%	280.81%	238.71%	$1,446	0.27%
ESBF	ESB Financial Corp. of PA	0.04%	0.24%	0.60%	0.93%	155.30%	131.81%	$157	0.09%
ESSA	ESSA Bancorp, Inc. of PA	0.26%	0.64%	0.55%	0.74%	135.75%	81.34%	$90	0.05%
FDEF	First Defiance Financial Corp. of OH	0.42%	2.42%	2.47%	1.58%	64.00%	52.80%	$3,819	0.96%
FNFG	First Niagara Financial Group of NY	0.05%	0.50%	0.81%	1.28%	157.83%	142.18%	$5,971	0.37%
HCBK	Hudson City Bancorp, Inc. of NJ	0.02%	0.77%	1.37%	0.29%	20.85%	19.89%	$9,569	0.13%
NYB	New York Community Bancorp of NY	0.00%	1.04%	1.49%	0.43%	28.83%	28.71%	$9,220	0.16%
NAL	NewAlliance Bancshares of CT	0.01%	0.65%	1.12%	1.05%	93.86%	92.19%	$4,133	0.33%
PBCT	Peoples United Financial of CT	0.07%	0.93%	1.15%	1.15%	99.40%	86.35%	$6,000	0.16%
PFS	Provident Financial Serv. Inc. of NJ	0.08%	1.04%	1.47%	1.19%	81.39%	74.99%	$6,156	0.57%

Source:	SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2009 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.19
Table 3.6
Interest Rate Risk Measures and Net Interest Income Volatility
Northwest Bancorp, Inc. and the Comparable Group
As of June 30, 2009 or Most Recent Date Available

		Balance Sheet Measures
		Tangible		Non-Earn.
		Equity/	IEA/	Assets/	Quarterly Change in Net Interest Income
Institution		Assets	IBL	Assets	6/30/2009	3/31/2009	12/31/2008	9/30/2008	6/30/2008	3/31/2008
		(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Northwest Bancorp, Inc.		6.4%	103.6%	7.2%	-13	-12	11	22	25	-1

All Public Companies		10.4%	107.8%	5.9%	0	-5	-3	9	8	4
State of PA		9.7%	107.8%	4.9%	-6	-12	3	13	10	2

Comparable Group
Averages		10.7%	110.0%	7.8%	6	-5	-1	14	1	6
Medians		9.3%	109.4%	9.1%	6	-4	-4	13	14	6

Comparable Group
BRKL	Brookline Bancorp, Inc. of MA	16.7%	120.1%	3.2%	40	-18	5	14	9	-14
ESBF	ESB Financial Corp. of PA	5.6%	102.2%	7.1%	10	5	4	11	16	15
ESSA	ESSA Bancorp, Inc. of PA	17.6%	118.4%	3.8%	6	1	-6	1	13	2
FDEF	First Defiance Financial Corp. of OH	8.3%	104.3%	8.5%	-2	-6	-10	-1	30	0
FNFG	First Niagara Financial Group of NY	9.8%	109.8%	10.5%	-5	-6	2	17	14	7
HCBK	Hudson City Bancorp, Inc. of NJ	8.7%	109.9%	1.0%	7	8	-5	8	25	16
NYB	New York Community Bancorp of NY	5.2%	102.0%	12.0%	12	6	20	62	-42	8
NAL	NewAlliance Bancshares of CT	9.8%	108.9%	10.3%	5	-2	-2	-4	10	4
PBCT	Peoples United Financial of CT	17.4%	119.1%	12.1%	-7	-25	-11	14	-82	16
PFS	Provident Financial Serv. Inc. of NJ	7.7%	104.9%	9.7%	-7	-8	-6	16	21	5

NA=	Change is greater than 100 basis points during the quarter.

Source:	SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2009 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.20
     To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Northwest and the Peer Group. In general, the relative fluctuations in the Company’s and the Peer Group’s net interest income to average assets ratios were considered to be slightly greater than the Peer Group average but well within the range of the Peer Group companies individually and, thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.5, Northwest’s and the Peer Group were viewed as maintaining a similar degree of interest rate risk exposure in their respective net interest margins. The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level interest rate sensitive liabilities funding Northwest’s assets.
Summary
     Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Northwest. Such general characteristics as asset size, equity position, IEA composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1
IV. VALUATION ANALYSIS
Introduction
     This section presents the valuation analysis and methodology used to determine Northwest’s estimated pro forma market value of the common stock to be issued in conjunction with the Second Step Conversion transaction. The valuation incorporates the appraisal methodology promulgated by the Federal and state banking agencies for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Company and the Peer Group, and determination of the Company’s pro forma market value utilizing the market value approach.
Appraisal Guidelines
     The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994, and adopted in practice by the Department and the FDIC, specify the market value methodology for estimating the pro forma market value of an institution. The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.
RP Financial Approach to the Valuation
     The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Section III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation

RP® Financial, LC.	VALUATION ANALYSIS
IV.2
analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.
     The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in Northwest’s operations and financial condition; (2) monitor Northwest’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift and bank stocks; and (4) monitor pending conversion offerings, particularly second step conversion (including those in the offering phase), both regionally and nationally, if any. If material changes should occur during the second step conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.
     The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Northwest’s value, or Northwest’s value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.
Valuation Analysis
     A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We

RP® Financial, LC.	VALUATION ANALYSIS
IV.3
have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.
1. Financial Condition
     The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:
•	Overall Asset/Liability Composition. Although loans funded by retail deposits were the primary components of the Company’s and Peer Group’s balance sheets, the earlier section highlighted some key differences. The Company’s IEA composition exhibited a higher concentration of loans and a portfolio composition which was more narrowly focused on residential mortgage lending including home equity loans. Additionally, Northwest maintained a modestly higher ratio of IEA and higher risk-weighted asset ratio reflecting the greater proportion of loans. The Company’s funding composition reflected a higher level of deposits and a lower level of borrowings relative to the comparable Peer Group measures. As a percent of assets, the Company maintained a higher level of interest-bearing liabilities compared to the Peer Group attributable in part, to its lower tangible equity ratio on a pre-offering basis. The Company maintained a lower IEA/IBL ratio of 103.7%, versus 109.4% for the Peer Group on average. The anticipated use of proceeds should improve the Company’s IEA/IBL ratio minimizing the disparity with the Peer Group.

•	Credit Risk Profile. In comparison to the Peer Group, the Company maintained higher levels of NPAs and non-performing loans. Loss reserves maintained as a percent of total loans were higher for the Company with the higher ratio of NPAs suggesting that the higher percentage of reserves-to-loans in comparison to the Peer Group is appropriate. At the same time, the Company’s reserve coverage in relation to NPAs was below the Peer Group average. The combination of greater NPAs and lower reserve coverage indicate a disadvantage for the Company relative to the Peer Group in credit quality.

•	Balance Sheet Liquidity. For the most recent period, the Company maintained a lower level of cash and investment securities relative to the Peer Group. Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as a portion of the proceeds will be initially retained in cash equivalent instruments such as Federal funds with the remaining balance invested into loans (immediately or shortly following the offering). The Company’s future borrowing capacity was considered to be greater than the Peer Group’s capacity based on its current lower utilization of borrowings and greater pro forma leverage capacity based on the expected tangible capital ratio of Northwest in comparison to the Peer Group.

RP® Financial, LC.	VALUATION ANALYSIS
IV.4
•	Funding Liabilities. The Company’s interest-bearing funding composition reflected a higher concentration of deposits and a lower concentration of borrowings relative to the comparable Peer Group ratios. In total, the Company maintained a higher level of interest-bearing liabilities than the Peer Group but the lower cost of funds offset the impact and provided Northwest with a favorably low ratio of net interest expense to average assets. Following the stock offering, the increase in the Company’s equity position should serve to reduce the level of interest-bearing liabilities funding assets to a ratio more closely approximating the Peer Group’s ratio.

•	Equity. The Company maintains a tangible equity-to-assets ratio which fell below the Peer Group’s average and median on a pre-conversion basis. However, following the stock offering, Northwest’s pro forma capital position will modestly exceed the Peer Group’s average and median tangible equity-to-assets ratios based on current market conditions and the estimated offering range set forth herein. The increase in the Company’s pro forma capital position will result in greater leverage potential and reduce the level of interest-bearing liabilities utilized to fund assets.
     On balance, no adjustment was determined to be appropriate for the Company’s financial condition.
2. Profitability, Growth and Viability of Earnings
     Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.
•	Reported Profitability. The Peer Group reported lower earnings than the Company on a return on average assets (“ROAA”) basis (0.42% of average assets versus 0.59% for the Company). A stronger net interest margin and higher non-interest income supported the Company’s higher return, which was partially offset by the Company’s higher levels of operating expense and more significant loan loss provisioning and non-operating expenses. Reinvestment of the net conversion proceeds into interest-earning assets will increase the Company’s profitability, after taking into account the additional expenses related to the new stock benefit plans that will be implemented in connection with or after the second-step offering (4.0% ESOP, 4.0% RRP and 10.0% stock options with the percentages reflecting the amount in relation to the shares sold to the public and issued to the Foundation).

•	Core Profitability. Both the Company’s and the Peer Group’s profitability were derived largely from recurring sources, including net interest income, operating expenses, and non-interest operating income. As noted in the Peer Group analysis, the Company operates with a superior expense coverage ratio (1.31x versus 1.22x for the Peer Group) and a favorable efficiency ratio (63.1% versus 66.7% for the Peer Group). As noted above, Northwest’s

RP® Financial, LC.	VALUATION ANALYSIS
IV.5
favorable core earnings components were not translated into significantly stronger reported income owing to the Company’s higher loan loss provisions and net non-operating expenses.

•	Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated the degree of volatility associated with the Company’s and the Peer Group’s net interest margins were relatively comparable. Other measures of interest rate risk such as the capital and the IEA/IBL ratio were less favorable for the Company, thereby indicating that the Company maintained a higher dependence on the yield-cost spread to sustain net interest income. On a pro forma basis, the Company’s capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds and, thus, diminish or eliminate the Peer Group’s relative advantage in this regard.

•	Credit Risk. Loan loss provisions were a more significant factor in the Company’s earnings in comparison to the Peer Group. In terms of the future exposure to credit-related losses, the Company’s credit risk exposure was comparatively greater than the Peer Group’s based on its higher ratio of NPAs and lower reserve coverage. While the ratio of valuation allowances to total loans is greater for the Company, the coverage ratio in comparison to NPAs is below the Peer Group average. While chargeoffs were comparable for the Company and the Peer Group, the higher level of NPAs and lower reserve coverage in relation to NPAs may require Northwest to continue to establish loan loss provisions at levels in excess of the Peer Group rate into the future.

•	Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the infusion of stock proceeds will increase the Company’s earnings growth potential with respect to increasing earnings through leverage. Secondly, the Company’s balance sheet restructuring has facilitated expansion of the net interest margin over the last several years during a time period which many financial institutions have been challenged to expand their net interest margins. Other factors considered in the Company’s earnings growth potential include the fact that many infrastructure improvement costs have already been incurred and which management believes will facilitate future profitable growth. At the same time, the ability to grow within existing markets will remain a constraining factor to achieving growth based on the prevailing demographic trends within many of Northwest’s markets. Overall, the Company’s earnings growth potential appears to be slightly less favorable than the Peer Group’s.

•	Return on Equity. The Company’s pro forma return on equity based on core earnings (excluding net non-operating expenses but including trailing twelve month loan loss provisions) will be within the range exhibited by the Peer Group companies and modestly exceed the Peer Group average and median.
     Overall, the Company’s favorable ROE in relation to the Peer Group average coupled with the earnings benefits of completing the Second Step Conversion are offset by Northwest’s

RP® Financial, LC.	VALUATION ANALYSIS
IV.6
comparatively greater credit risk exposure and the earnings growth constraints imposed by the Company’s markets. Accordingly, on balance, we believe no valuation adjustment was warranted for profitability, growth and viability of earnings.
3. Asset Growth
     The Peer Group recorded stronger asset growth than the Company, as Northwest focused on maintaining credit quality in an unsettled operating environment. Moreover, Northwest did not complete any acquisitions during the twelve months ended June 30, 2009; acquisitions have been a significant avenue of growth for the Company historically. On a pro forma basis, the Company’s tangible equity-to-assets ratio will approximate or exceed the Peer Group’s ratio, indicating equal to greater leverage capacity for the Company. The Company’s post-conversion business plan is to leverage pro forma capital through a combination of organic growth and complementary acquisitions. Given the uncertainty associated with de novo branching and acquisition related growth, the Company’s ability to leverage capital in a timely and effective manner involves a certain degree of execution risk. Accordingly, on balance, we believe no valuation adjustment was warranted for this factor.
4. Primary Market Area
     The general condition of an institution’s market area has an impact on value, as future success is, in part, dependent upon opportunities for profitable activities in the local market served. The Company maintains a statewide presence in Pennsylvania excluding far eastern portions of the state and a presence in nearby areas of southern New York and northeastern Ohio. While Northwest also maintains a retail presence in Maryland and Florida, the impact of its operations in these markets is limited in relation to the Company’s consolidated deposits and loans.
     Key economic and demographic indicators for Northwest’s most significant markets tend to fall below the averages for the Peer Group’s markets (see Exhibit III-3 for economic and demographic characteristics of the Company’s markets versus the Peer Group). Specifically, the Company’s small to mid-sized markets tend to have little or no population growth or even shrinkage in many cases. While the Peer Group companies are also located in low growth areas of the northeast U.S., they tend to be located in more larger and more vibrant metropolitan areas in the aggregate. Moreover, since many of Northwest’s markets are outside of major metropolitan areas, income levels as measured by per capita income and median

RP® Financial, LC.	VALUATION ANALYSIS IV.7
household income are below the levels reported by the Peer Group’s markets on average. Additionally, while Northwest frequently benefits from more limited competition in its smaller markets, these markets provide a limited opportunity for growth. Conversely, while the Company maintains limited market share in metropolitan markets such as Pittsburgh and Baltimore providing abundant lending and deposit gathering opportunities, the level of competition from major regional and superregional financial institutions is commensurately greater.
     In summary, while the Peer Group selection criteria focused on selecting Peer Group companies with large market capitalization, most of which are located in the northeast U.S., the resulting valuation Peer Group companies operate in more vibrant growth-oriented markets relative to the markets served by Northwest. Accordingly, we concluded that a moderate downward adjustment was appropriate for the Company’s market area.
5. Dividends
     Northwest has indicated its intention to pay dividends in an amount such that current minority shareholders of the Company will continue to receive the same total cash dividend payment, with the per share dividend amount adjusted for the exchange ratio in the Second Step Conversion. At the current midpoint valuation, the annual dividend payment would equal $0.42 per share, providing a yield of 4.32% based on the $10.00 per share initial offering price. However, future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.
     All 10 of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.51% to 9.27%. The average dividend yield on the stocks of the Peer Group institutions was 3.79% as of August 28, 2009, representing an average payout ratio of 53.98% of earnings. As of August 28, 2009, approximately 70% of all fully-converted publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.30%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.
     The Company’s indicated dividend policy provides for a slightly higher yield at the midpoint valuation compared to the Peer Group’s average dividend yield, while the Company’s implied payout ratio of 74.5% of pro forma earnings at the midpoint value is above the Peer

RP® Financial, LC.	VALUATION ANALYSIS IV.8
Group’s payout ratio. At the same time, the Company’s tangible equity-assets ratio which will be at levels approximating to materially exceeding the Peer Group’s ratio across the conversion offering range will support Northwest’s dividend paying capacity from a capital perspective. Accordingly, on balance, we concluded that no adjustment was warranted for purposes of the Company’s dividend policy.
6. Liquidity of the Shares
     The Peer Group is by definition composed of companies that are traded in the public markets. Three of the Peer Group companies trade on the New York Stock Exchange (“NYSE”) and the remaining seven companies trade on the NASDAQ Global Select Market (“NASDAQ”). Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalizations of the Peer Group companies ranged from $143 million to $6.7 billion as of August 28, 2009, with average and median market values of $2.1 billion and $962.6 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 8.1 million to 523.2 million, with average and median shares outstanding of 162.4 million and 83.3 million, respectively. The Company’s pro forma market value and shares outstanding will generally fall within the range exhibited by the Peer Group average and medians. The Company’s stock will continue to be quoted on the NASDAQ. Overall, we anticipate that the Company’s public stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.
7. Marketing of the Issue
     We believe that three separate markets exist for thrift stocks, including those coming to market such as Northwest: (A) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (B) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; (C) the acquisition market for thrift and bank franchises in Pennsylvania; (D) the market for the public stock of Northwest; and (E) the size of the offering/recent market environment. We also took into consideration the relatively large size of this offering with respect to other recent conversion transactions, particularly as it may be impacted by the recent bear market for financial institution

RP® Financial, LC.	VALUATION ANALYSIS IV.9
stocks. All of these markets were considered in the valuation of the Company’s to-be-issued stock.
     A. The Public Market
          The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.
          In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. Stocks started 2009 on an upswing for the first two trading days in 2009 which was followed by a one day decline of 245 points in the Dow Jones Industrial Average (“DJIA”). Profit warnings and more evidence of rising unemployment were factors that contributed to the sell-off. Growing concern that the bear market wasn’t over and the start of an expected dismal fourth quarter earnings season accelerated the slide in the broader stock market going into mid-January. The downturn in stocks continued into the second half of January, led by a sell-off in bank stocks amid multi-billion dollar fourth quarter losses posted by some large banks both in the U.S. and Europe. Following a brief rebound in late-January, more weak economic data pushed stocks lower at the close of January providing for the worst January performance in the DJIA on record.
          Stocks traded unevenly in early-February 2009 and then plunged to new bear market lows in mid-February, based on growing fears of a meltdown in the broader global economy. The negative sentiment in stocks generally continued to prevail through the balance of February and into the start of March, as investors around the globe bet on a prolonged recession and a sustained earnings downturn with the DJIA tumbling below 7000 in early-March for the first time in twelve years. With growing concerns of Citigroup becoming nationalized, the DJIA was down by 25% for the year through the first week of March. Stocks rebounded heading in mid-March on rekindled hopes that banks would weather the financial crisis and positive economic data showing a pick up in new home construction in February. The broader stock market advance strengthened in late-March, as stocks soared after the White House unveiled its plan to clean up banks’ balance sheets. Strong demand in an auction of seven year

RP® Financial, LC.	VALUATION ANALYSIS IV.10
Treasury notes helped to push the DJIA into bull market territory in late-March, which was followed by a pullback as the U.S. Government threatened bankruptcy for GM and Chrysler. Overall, the first quarter was the sixth straight losing quarter for the DJIA, although the DJIA was up 7.7% in March.
          A positive report on manufacturing activity in March and an easing of mark-to-market accounting rules on troubled assets fueled gains in the broader stock market at the start of the second quarter of 2009. For most of April, there were no sustained trends in the broader stock market as investors evaluated signs of an economic recovery and a mix of positive and negative first quarter earnings reports. Overall, strong earnings from some bellwether companies supported a 7.4% increase in the DJIA for the month of April. Stocks generally trended higher in early-May on some positive economic signs, which included April employment data that showed the pace of layoffs slowed. Mixed economic data and profit taking provided day-to-day fluctuations in the broader stock market through the balance of May, with the DJIA posting a 2.9 % gain for the month. The broader stock market traded in a relatively narrow range during the first half June, which was followed by a pullback in mid-June as hopes for a quick economic recovery faded. The global economy continued to weigh down stocks heading into late-June, with the DJIA moving back into negative territory for 2009. More attractive valuations and gains in the energy sector helped to end the broader market downturn in late-June.
          The downward trend in the broader market resumed in-early July 2009, with the DJIA falling to its lowest level in more than two months amid anxiety about second quarter earnings and a June employment report which showed more job losses than expected. Stocks rallied in mid-July on strong second quarter earnings reports, which included better-than-expected earnings posted by some bank bellwethers. The DJIA moved past 9000 going into late-July on more favorable earnings reports and a positive report for new home sales in June. Fueled by a growing belief that the recession was over and favorable unemployment data for July, the DJIA moved to a new high for 2009 in the first week of August. The broader stock market fluctuated in a narrow range through mid-August, reflecting uncertainty over the sustainability of the economic recovery. Better-than-expected economic data for housing and consumer confidence sustained a positive trend in the stock market in late-August, the DJIA moving to new highs for the year. On August 28, 2009, the DJIA closed at 9544.20, a decrease of 17.3% from one year ago and an increase of 8.7% year-to-date, and the NASDAQ closed at 2028.77, a decrease of 14.3% from one year ago and an increase of 28.6% year-to-date. The

RP® Financial, LC.	VALUATION ANALYSIS IV.11
Standard & Poor’s 500 Index closed at 1028.93 on August 28, 2009, a decrease of 19.8% from one year ago and an increase of 13.9% year-to-date.
          The market for thrift stocks has been mixed as well in recent quarters, but in general has underperformed the broader stock market. Financial stocks continued to weigh heavily on the performance of the broader stock market during the first quarter of 2009, with the deepening recession extending the financial crisis into 2009. A gloomy economic outlook by the Federal Reserve and indications that the December employment report would show mounting job losses pressured financial stocks lower at the start of 2009. Bank of America and Citigroup led a downturn in financial stocks going into mid-January, as both companies reported significant fourth quarter losses. Mounting concerns over the health of the banking system pushed bank and thrift stocks sharply lower going in the second half of January, with some of the nation’s largest banks trading down 30% to 50% in one day amid worse than expected credit quality deterioration reflected in fourth quarter earnings reports. Oversold thrift stocks bounced higher in late-January and then followed the broader stock market lower to close out January. After trading in a narrow range in early-February, financial stocks led the market lower into mid-February. More bad economic data and the lack of detail in the Treasury’s rescue plan for financial institutions contributed to the sell-off in financial stocks. Counter to the broader market, thrift stocks rebounded slightly at the end of February, which was followed by a sell-off in financial stocks in early-March on growing fears of Citigroup becoming nationalized and the implications of further credit quality deterioration amid the prolonged recession. Bank and thrift stocks led a rally in the broader market in mid-March, as investors reacted favorably to a Federal Reserve initiative to provide greater support to the mortgage lending and housing markets through the purchase of $750 billion of agency mortgage-backed securities. The rebound in financial stocks accelerated in late-March, with the release of further details of the U.S. Treasury’s plan to partner with private investors to purchase troubled assets serving as the catalyst to an explosive one day rally. Following a brief pullback, bank and thrift stocks closed out the first quarter with gains on encouraging signs that bank and thrift stocks may have bottomed out.
          Thrift stocks underperformed the broader stock market during the second quarter of 2009, with credit quality concerns continuing to weigh on the sector in the face of declining home prices and rising commercial vacancy rates. Following a neutral start to the second quarter, thrift stocks move higher along with financial stocks in general on Wells Fargo’s mid-April announcement that it would book record first quarter earnings. Thrift stocks retreated

RP® Financial, LC.	VALUATION ANALYSIS IV.12
heading into late-April, as investors reacted negatively to first quarter earnings reports showing credit losses growing at Bank of America and Citigroup. Comments from the Treasury Secretary indicating that the large majority of banks have more capital than they need and a rally in the broader market provided a slight boost to the thrift sector in late-April, which was followed by the thrift sector settling into a narrow trading range during the first half of May. Thrift stocks dipped along with the broader market heading into second half of May, amid concerns about prolonged economic weakness and Standard & Poor’s warning that it may downgrade its rating of the United Kingdom. A healthy gain in the May Consumer Confidence Index and a well received auction of seven-year Treasury notes helped thrift stocks to close out May in a positive trend, which continued into the first part of June. Following a couple weeks of stability in the thrift sector, thrift stocks pulled back along with the broader market on economic and currency concerns. Another successful Treasury auction helped thrift stocks to rebound modestly in late-June.
          Thrift stocks followed the broader market lower at the start of the third quarter of 2009, as a disappointing June employment report and uncertainty over forthcoming second quarter earnings reports weighed on the sector. Better-than-expected second quarter earnings results posted by some of the large banks fueled a mid-July rally in thrift stocks. Thrift socks traded unevenly heading into late-July, as trading for the sector was impacted by a mix of favorable and disappointing second quarter earnings reports. News that sales of new single-family houses were up in June boosted thrift stocks in late-July, with the upward trend being sustained into early-August on a more optimistic outlook for financial stocks as the economy showed more signs of pulling out of the recession. Thrift stocks pulled back in mid-August on profit taking and worries that earnings improvement may subside for financial stocks in general. Signs that the housing market was improving boosted thrifts stocks heading into late-August. This was followed by a slight pull back for the sector on concerns of more credit losses for thrifts and banks due to erosion in the commercial real estate market. On August 28, 2009, the SNL Index for all publicly-traded thrifts closed at 559.0, a decrease of 35.7% from one year ago and a decrease of 14.5% year-to-date.
     B. The New Issue Market
          In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis,

RP® Financial, LC.	VALUATION ANALYSIS IV.13
specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value (or approximating book value for a second step conversion) whereas in the current market for existing thrifts with asset totals comparable to Northwest, the P/B ratio may likely reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.
          The marketing for converting thrift issues continued to be affected by the overall weak market for thrift stocks, as only three conversion offerings have been completed since the beginning of 2009. Moreover, there have been no mutual holding company offerings completed and most importantly, there has been only one second step conversion completed since 2008, and that transaction was completed early in the year.
          Two small standard conversion offerings were completed in the first quarter of 2009 and Territorial Bancorp’s standard conversion offering was completed on July 14, 2009. As shown in Table 4.1, Territorial Bancorp’s offering was well received, as the offering was closed at the top of the super range with gross proceeds totaling $122.3 million resulting in a pro forma price/tangible book ratio of 59.4% at closing. Territorial Bancorp’s trading price closed 47.5% above its IPO price after its first week of trading. As of August 28, 2009, Territorial Bancorp closed 60.0% above its IPO price. The success of Territorial Bancorp’s offering, in what is still considered to be a fairly weak market for thrift IPOs, is believed to be related to the specific attributes of Territorial Bancorp’s offering as opposed to a broader market trend. Territorial Bancorp is the largest thrift based in Hawaii and, counter to industry trends in general, has maintained strong earnings and very favorable measures for credit quality during a period when most institutions have reported depressed earnings and increases in loan delinquencies. Based on Territorial Bancorp’s closing stock price as of August 28, 2009, Territorial Bancorp was trading at a P/TB ratio of 95.01%.

RP® Financial, LC.	Valuation Analysis IV.14
Table 4.1
Pricing Characteristics and After-Market Trends
Recent Conversions Completed (Last Three Months)

													Insider Purchases												Post-IPO Pricing Trends
			Pre-Conversion Data								Contribution to		% Off Incl. Fdn.					Pro Forma Data							Closing Price:
			Financial Info.		Asset Quality			Offering Information			Charitable Found.		Benefit Plans				Initial	Pricing Ratios(3)			Financial Charac.				First		After		After
Institutional Information				Equity/	NPAs/	Res.	Gross	%	% of	Exp./		% of		Recog.	Stk	Mgmt.&	Dividend		Core		Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
	Conver.		Assets	Assets	Assets	Cov.	Proc.	Offered	Mid.	Proc.	Form	Offering	ESOP	Plans	Option	Dirs.	Yield	P/TB	P/E	P/A	ROA	TE/A	ROE	Price	Day	Change	Week(4)	Change	Month(5)	Change	8/28/09	Change
Institution	Date	Ticker	($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(2)	(%)	(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)

Standard Conversions
Territorial Bancorp, Inc., HI	7/14/09	TBNK-NASDAQ	$1,224	8.33%	0.10%	193%	$122.3	100%	132%	2.7%	N.A.	N.A.	8.0%	4.0%	10.0%	3.1%	0.00%	59.4%	12.8x	9.2%	0.7%	15.5%	4.7%	$10.00	$14.99	49.9%	$14.75	47.5%	$14.87	48.7%	$16.00	60.0%

		Averages - Standard Conversions:	$1,224	8.33%	0.10%	193%	$122.3	100%	132%	2.7%	N.A.	N.A.	8.0%	4.0%	10.0%	3.1%	0.00%	59.4%	12.8x	9.2%	0.7%	15.5%	4.7%	$10.00	$14.99	49.9%	$14.75	47.5%	$14.87	48.7%	$16.00	60.0%
		Medians - Standard Conversions:	$1,224	8.33%	0.10%	193%	$122.3	100%	132%	2.7%	N.A.	N.A.	8.0%	4.0%	10.0%	3.1%	0.00%	59.4%	12.8x	9.2%	0.7%	15.5%	4.7%	$10.00	$14.99	49.9%	$14.75	47.5%	$14.87	48.7%	$16.00	60.0%

Second Step Conversions

		Averages - Second Step Conversions:
		Medians - Second Step Conversions:

Mutual Holding Company Conversions

		Averages - Mutual Holding Company Conversions:
		Medians - Mutual Holding Company Conversions:

		Averages - All Conversions:	$1,224	8.33%	0.10%	193%	$122.3	100%	132%	2.7%	NA	NA	8.0%	4.0%	10.0%	3.1%	0.00%	59.4%	12.8x	9.2%	0.7%	15.5%	4.7%	$10.00	$14.99	49.9%	$14.75	47.5%	$14.87	48.7%	$16.00	60.0%
		Medians - All Conversions:	$1,224	8.33%	0.10%	193%	$122.3	100%	132%	2.7%	NA	NA	8.0%	4.0%	10.0%	3.1%	0.00%	59.4%	12.8x	9.2%	0.7%	15.5%	4.7%	$10.00	$14.99	49.9%	$14.75	47.5%	$14.87	48.7%	$16.00	60.0%

Note: *	— Appraisal performed by RP Financial; BOLD=RP Financial did the Conversion Business Plan. “NT” — Not Traded; “NA” — Not Applicable, Not Available; C/S-Cash/Stock.

(1)	Non-OTS regulated thrift.

(2)	As a percent of MHC offering for MHC transactions.

(3)	Does not take into account the adoption of SOP 93-6.

(4)	Latest price if offering is less than one week old.

(5)	Latest price if offering is more than one week but less than one month old.

(6)	Mutual holding company pro forma data on full conversion basis.

(7)	Simultaneously completed acquisition of another financial institution.

(8)	Simultaneously converted to a commercial bank charter.

(9)	Former credit union.
August 28, 2009

RP® Financial, LC.	VALUATION ANALYSIS IV.15
     C. The Acquisition Market
          Also considered in the valuation was the potential impact on Northwest stock price of recently completed and pending acquisitions of other savings institutions and Companys operating in Connecticut. As shown in Exhibit IV-4, there were 23 Pennsylvania thrift and bank acquisitions completed from the beginning of 2007 through year-to-date 2009, and there are currently three pending acquisitions for Pennsylvania savings institutions and banks. The recent acquisition activity involving Pennsylvania savings institutions and banks may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which have comparable sized regional Company franchises that would tend to be subject to a comparable level of acquisition activity and acquisition speculation as the Company’s stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation involving Northwest stock would tend to be less compared to the more seasoned stocks of the Peer Group companies.
     D. Trading in Northwest Stock
          Since Northwest’s minority stock currently trades under the symbol “NWSB” on the NASDAQ, RP Financial also considered the recent trading activity in the valuation analysis. Northwest had a total of 48,516,887 shares issued and outstanding August 28, 2009, of which 17,980,430 shares were held by public shareholders and traded as public securities. The Company’s stock has had a 52 week trading range of $13.07 to $34.34 per share. Following the announcement of the Company’s second-step conversion, which was announced on August 27, 2009, the Company’s stock closed at $20.70 per share on August 28, 2009, which reflected a modest $0.09 per share increase in the trading day following the announcement of the forthcoming second step conversion transaction.
          There are significant differences between the Company’s minority stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics, a different return on equity for the conversion stock, the stock is currently traded based on speculation of a range of exchange ratios and dividend payments will be made on all shares outstanding; thereby, requiring a higher payout ratio to sustain the current level of dividends paid to non-MHC shareholders. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to

RP® Financial, LC.	VALUATION ANALYSIS IV.16
discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.
     E. Size of Offering/Recent Market Environment
          The valuation adjustment for marketing of the issue also took into consideration the significant size of the Company’s stock offering and the implied marketing risk associated with the large size of the offering. In this regard, there has been only one small second step conversion completed since the beginning of 2008, and the last offering with gross proceeds in excess of $100 million was completed by Home Federal Bancorp, Nampa, Idaho, which was completed in December 2007, or nearly two years ago, while Peoples United Financial, Inc., Bridgeport, Connecticut completed its second step conversion offering raising $3.4 billion of gross proceeds in April 2007. Importantly, both these large offerings were completed in a much more favorable market with a track record of successful second step offering leading up to their respective common stock issuances. In contrast, Northwest’s second step conversion offering is being undertaken in a less favorable market environment with respect to overall pricing levels without the benefit of a recent track record for success in similar offerings. Moreover, the large size of the offering is expected to require a syndicated offering with institutional participation to complete the transaction within the estimated appraisal range. Accordingly, there is considered to be some marketing risk associated with how well the Company’s offering will be received by the institutional investment community, particularly in the current market environment.
* * * * * * * * * * *
     In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that a moderate downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.
8. Management
     Northwest management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides a listing of Northwest Board of Directors and senior management. The Company’s management and Board of Directors have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure as indicated by the financial characteristics of the

RP® Financial, LC.	VALUATION ANALYSIS
IV.17
Company. Currently, the Company has no vacancies in executive management positions. Similarly, the returns, capital positions, and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.
9. Effect of Government Regulation and Regulatory Reform
     In summary, as a fully-converted stock company, with the holding company regulated by OTS and Northwest Savings Bank regulated by the FDIC and the Department, Northwest will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 sets forth the Company’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.
Summary of Adjustments
     Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	No Adjustment
Profitability, Growth and Viability of Earnings	No Adjustment
Asset Growth	No Adjustment
Primary Market Area	Moderate Downward
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Moderate Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

RP® Financial, LC.	VALUATION ANALYSIS
IV.18
Valuation Approaches
     In applying the accepted valuation methodology promulgated by the OTS and adopted in practice by the FDIC and the Department, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8). In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.
     RP Financial’s valuation placed an emphasis on the following:
•	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock and we have given it the most significant weight among the valuation approaches. Given certain similarities between the Company’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma fully-converted basis for the Company as well as for the Peer Group; and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting and leveraging the offering proceeds, we also gave weight to the other valuation approaches.

•	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

RP® Financial, LC.	VALUATION ANALYSIS
IV.19
•	Trading of NWSB stock. Converting institutions generally do not have stock outstanding. Northwest, however, has public shares outstanding due to the mutual holding company form of ownership. Since Northwest is currently traded on the NASDAQ, it is an indicator of investor interest in the Company’s conversion stock and therefore received some weight in our valuation. Based on the August 28, 2009, stock price of $20.70 per share and the 48,516,887 shares of Northwest stock outstanding, the Company’s implied market value of $1.0 billion was considered in the valuation process. However, since the conversion stock will have different characteristics than the minority shares, and since pro forma information has not been publicly disseminated to date, the current trading price of Northwest stock was somewhat discounted herein but will become more important towards the closing of the offering.
     The Company has adopted Statement of Position (“SOP”) 93-6, which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of SOP 93-6 in the valuation.
     In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC net assets that will be consolidated with the Company and thus will increase equity and earnings. At June 30, 2009, the MHC had unconsolidated net assets of $2.1 million, consisting solely of cash. These entries have been added to the Company’s June 30, 2009 reported financial information to reflect the consolidation of the MHC into the Company’s operations.
     Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of August 28, 2009, the aggregate pro forma market value of Northwest conversion stock, taking into account the dilutive impact of the stock contribution to the Foundation, equaled $1,020,599,730 at the midpoint, equal to 102,059,973 shares at $10.00 per share. The $10.00 per share price was determined by the Northwest Board. The midpoint and resulting valuation range is based on the sale of a 62.94% ownership interest to the public and the Foundation contribution, which provides for a $635,000,000 public offering at the midpoint value.
     1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating

RP® Financial, LC.	VALUATION ANALYSIS
IV.20
items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The reinvestment rate of 3.25% was based on the Company’s business plan for reinvestment of the net proceeds, which assumes that the net proceeds will be invested in a mix of 15 and 30 year mortgage loans (60% of total proceeds) and U.S. Treasury securities with a weighted average maturity of one year (40% of total proceeds). The Company’s earnings, incorporating the reinvestment of $2.1 million of MHC cash assets at an after-tax reinvestment rate of 1.98% (reflecting the Federal funds rate of 3.25% at June 30, 2009 and the marginal effective tax rate of 39.0%), equaled $40.7 million for the 12 months ended June 30, 2009 (“reported earnings”). In deriving Northwest estimated core earnings for purposes of the valuation, adjustments made to reported net income included elimination of securities gains, and elimination of impairment losses on securities, losses on sale of REO and impairment losses on servicing assets. As shown below, on a tax-effected basis, assuming an effective marginal tax rate of 39.0%, the Company’s core earnings were calculated at $51.8 million for the 12 months ended June 30, 2009 (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

12 Mos. Ended 6/30/09
Amount
(in millions)
Reported Net Income	$40.7
Deduct: Net gains on sale of securities	(5.3)
Addback: Net impairment losses on securities	18.8
Addback: Net loss on real estate owned	4.0
Addback: Net impairment loss on servicing assets	0.8
Tax effect on adjustments @ 39% effective rate	(7.1)

Core earnings estimate	$51.8
     Based on the Company’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $1.021 billion midpoint value equaled 21.78 times and 17.61 times, respectively, indicating discounts of 0.4% and 28.2% relative to the Peer Group’s average reported and core earnings multiples of 21.86 times and 24.53 times, respectively (see Table 4.2). In comparison to the Peer Group’s median reported and core earnings multiples of 22.50 times and 28.48 times, respectively, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated discounts of 3.2% and 38.2%, respectively. The Company’s pro forma P/E ratios based on reported earnings at the minimum and the super

RP® Financial, LC.	VALUATION ANALYSIS
IV.21
maximum are 18.89 times and 27.63 times, respectively, and based on core earnings at the minimum and the super maximum are 15.21 times and 22.51 times, respectively.
     2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. The Company’s pre-conversion equity of $632.5 million was adjusted to include $2.1 million of cash assets, which will be consolidated with the Company’s assets and equity as the result of the conversion. In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $1.021 billion midpoint valuation, Northwest’s pro forma P/B and P/TB ratios equaled 85.47% and 100.40%, respectively. In comparison to the respective average P/B and P/TB ratios indicated for the Peer Group of 101.26% and 146.94%, the Company’s ratios reflected discounts of 15.6% and 31.7%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios of 105.21% and 146.11%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 18.4% and 31.7%, respectively. The Company’s pro forma P/B ratios at the minimum and the super maximum equaled 78.19% and 98.04%, respectively. The Company’s pro forma P/TB ratios at the minimum and the super maximum are 93.02% and 112.49%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable in light of the valuation adjustments referenced earlier.
     3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio computed herein. At the midpoint of the valuation range, Northwest’s value equaled 13.32% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 14.94%, which implies a discount of 10.8% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 13.19%, the Company’s pro forma P/A ratio at the midpoint value indicated a premium of 1.0%. The Company’s P/A ratios at the minimum and the super maximum equaled 11.46% and 17.23%, respectively.

RP® Financial, LC.	VALUATION ANALYSIS
IV.22
Comparison to Recent Offerings
     As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, Territorial Bancorp was the most recent standard conversion offering completed. In comparison to Territorial Bancorp’s pro closing forma P/TB ratio of 59.4%, the Company’s P/TB ratio of 100.3% at the midpoint value reflects an implied premium of 68.9%. Territorial Bancorp’s current P/TB ratio, based on closing stock prices as of August 28, 2009, equaled 95.0%. In comparison to Territorial Bancorp’s current P/TB ratio, the Company’s P/TB ratio at the midpoint value reflects a premium of 5.6%. As discussed earlier, there are important differences between the Company’s offering and Territorial’s conversion transaction, including differences in the markets served as well as Territorial’s smaller asset size and market capitalization. While large second step conversion transactions such as Northwest’s forthcoming offering have historically been well received, there have been no similar transactions completed over the last several years and the success of the offering in the syndicated offering phase will be dependent upon the participation of institutional investors.
Valuation Conclusion
     Based on the foregoing, it is our opinion that, as of August 28, 2009, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering and contribution to the Foundation – including (1) newly-issued shares representing the MHC’s current ownership interest in Company, (2) exchange shares issued to existing public shareholders of the Company and (3) the shares of common stock to be contributed to the Foundation – was $1,020,599,730 at the midpoint, equal to 102,059,973 shares at $10.00 per share. Based on the pro forma valuation and the percent ownership interest represented by the MHC Shares, the number of shares of common stock offered for sale will range from a minimum of 53,975,000 shares to a maximum of 73,025,000 shares, with a midpoint offering of 63,500,000 shares. Based on an offering price of $10.00 per share, the amount of the offering will range from a minimum of $539,750,000 to a maximum of $730,250,000 with a midpoint of $635,000,000. If market conditions warrant, the number of shares offered can be increased to an adjusted maximum of 83,978,750 shares (the

RP® Financial, LC.	VALUATION ANALYSIS
IV.23
“supermaximum”) equal to an offering of $839,787,500 at the offering price of $10.00 per share. The resulting range of value and pro forma shares, all based on $10.00 per share and the contribution to the Foundation equal to 2% of the value of the shares sold to the public (comprised of $1 million of cash with the balance comprised of newly-issued stock) is set forth below. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.2 and are detailed in Exhibits IV-7 and IV-8.

				Exchange Shares
				Issued to the
		Offering	Foundation	Public	Exchange
	Total Shares	Shares	Shares	Shareholders	Ratio
Shares					(x)
Supermaximum	135,006,564	83,978,750	1,579,575	49,448,239	2.75011
Maximum	117,383,969	73,025,000	1,360,500	42,998,469	2.39140
Midpoint	102,059,973	63,500,000	1,170,000	37,389,973	2.07948
Minimum	86,735,977	53,975,000	979,500	31,781,477	1.76756

Distribution of Shares
Supermaximum	100.00%	62.20%	1.17%	36.63%
Maximum	100.00%	62.21%	1.16%	36.63%
Midpoint	100.00%	62.22%	1.15%	36.64%
Minimum	100.00%	62.23%	1.13%	36.64%

Aggregate Market Value(1)
Supermaximum	$1,350,065,640	$839,787,500	$15,795,750	$494,482,390
Maximum	$1,173,839,690	$730,250,000	$13,605,000	$429,984,690
Midpoint	$1,020,599,730	$635,000,000	$11,700,000	$373,899,730
Minimum	$867,359,770	$539,750,000	$9,795,000	$317,814,770

(1)	Based on offering price of $10.00 per share.
Establishment of the Exchange Ratio
     OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company. The Board of Directors of Northwest has independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company, before taking into account the impact of the share contribution to the Foundation. The exchange ratio to be received by the existing minority shareholders of the

RP® Financial, LC.	VALUATION ANALYSIS
IV.24
Company will be determined at the end of the offering, based on the total number of shares sold in the subscription and syndicated offerings and the final appraisal. Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 2.0795 shares of the Company for every one public share of stock held by public shareholders. Furthermore, based on the offering range of value, the indicated exchange ratio is 1.7676 at the minimum, 2.3914 at the maximum and 2.7501 at the supermaximum. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

RP® Financial, LC.	Valuation Analysis
IV.25
Table 4.2
Public Market Pricing
Northwest Bancshares, Inc. and the Comparables
As of August 28, 2009

		Market		Per Share Data
		Capitalization		Core	Book						Dividends(4)			Financial Characteristics(6)									2nd Step
		Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout	Total	Equity/	Tang Eq/	NPAs/	Reported		Core		Exchange	Offering
		Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(5)	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE	Ratio	Amount
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)		($Mil)
Northwest Bancshares, Inc.
Superrange		$10.00	$1,350.07	$0.44	$10.20	27.63x	98.04%	17.23%	112.49%	22.51x	$0.32	3.20%	72.03%	$7,836	17.56%	15.66%	1.77%	0.62%	3.55%	0.77%	4.36%	2.7501	$839.79
Maximum		$10.00	$1,173.84	$0.50	$10.90	24.56x	91.74%	15.17%	106.50%	19.93x	$0.37	3.68%	73.34%	$7,739	16.53%	14.57%	1.79%	0.62%	3.74%	0.76%	4.61%	2.3914	$730.25
Midpoint		$10.00	$1,020.60	$0.57	$11.70	21.78x	85.47%	13.33%	100.40%	17.61x	$0.42	4.23%	74.52%	$7,654	15.60%	13.60%	1.81%	0.61%	3.92%	0.76%	4.85%	2.0795	$635.00
Minimum		$10.00	$867.36	$0.66	$12.79	18.89x	78.19%	11.46%	93.02%	15.21x	$0.50	4.98%	75.73%	$7,569	14.66%	12.61%	1.83%	0.61%	4.14%	0.75%	5.14%	1.7676	$539.75

All Non-MHC Public Companies (7)
Averages		$9.83	$292.43	($0.43)	$13.75	17.00x	70.50%	7.85%	80.45%	17.53x	$0.26	2.30%	39.58%	$2,869	10.79%	9.93%	2.81%	-0.37%	-1.23%	-0.18%	-1.15%
Medians		$8.83	$46.64	$0.28	$13.15	14.51x	72.52%	5.97%	76.51%	16.26x	$0.20	2.17%	0.00%	$898	8.88%	8.13%	1.78%	-0.04%	0.11%	0.22%	1.99%

All Non-MHC State of PA(7)
Averages		$11.97	$84.81	$0.92	$15.54	16.26x	80.42%	7.98%	87.55%	12.72x	$0.36	2.69%	49.05%	$1,041	9.79%	9.30%	1.60%	0.20%	2.14%	0.44%	5.56%
Medians		$13.26	$49.80	$1.18	$13.66	12.38x	77.77%	6.87%	77.77%	10.20x	$0.20	2.45%	19.63%	$825	6.99%	6.22%	0.64%	0.56%	2.99%	0.51%	6.05%

Comparable Group Averages
Averages		$13.09	$2,102.98	$0.36	$13.49	21.86x	101.26%	14.94%	146.94%	24.53x	$0.48	3.79%	53.98%	$14,559	14.79%	11.11%	0.87%	0.41%	3.23%	0.43%	3.43%
Medians		$13.04	$962.64	$0.47	$12.73	22.50x	105.21%	13.19%	146.11%	28.48x	$0.42	3.50%	51.28%	$7,625	14.74%	9.60%	0.71%	0.57%	3.02%	0.62%	3.29%

Comparable Group
BRKL	Brookline Bancorp, Inc. of MA	$10.60	$625.73	$0.28	$8.23	NM	128.80%	23.69%	142.66%	37.86x	$0.34	3.21%	NM	$2,641	18.46%	16.98%	0.47%	0.57%	2.99%	0.64%	3.35%
ESBF	ESB Financial Corp. of PA	$13.63	$164.12	$1.03	$12.64	14.5	107.83%	8.36%	150.44%	13.23x	$0.40	2.93%	42.55%	$1,963	7.79%	5.72%	0.24%	0.58%	8.12%	0.63%	8.89%
ESSA	ESSA Bancorp, Inc. of PA	$13.26	$198.78	$0.42	$12.35	34	107.37%	18.88%	107.37%	31.57x	$0.20	1.51%	51.28%	$1,053	17.58%	17.58%	0.64%	0.57%	2.99%	0.62%	3.22%
FDEF	First Defiance Financial Corp. of OH	$17.55	$142.47	$0.53	$24.20	22.5	72.52%	7.04%	107.67%	33.11x	$0.34	1.94%	43.59%	$2,024	11.50%	8.60%	2.42%	0.32%	2.94%	0.22%	2.00%
FNFG	First Niagara Financial Group of NY	$13.20	$1,976.87	$0.52	$12.81	26.94	103.04%	17.08%	173.68%	25.38x	$0.56	4.24%	NM	$11,577	16.57%	10.54%	0.50%	0.76%	4.44%	0.80%	4.71%
HCBK	Hudson City Bancorp, Inc. of NJ	$12.87	$6,733.75	$0.96	$9.83	13.41	130.93%	11.73%	135.05%	13.41x	$0.60	4.66%	62.50%	$57,407	8.96%	8.71%	0.77%	0.93%	10.19%	0.93%	10.19%
NYB	New York Community Bancorp of NY	$10.79	$3,724.79	$1.09	$12.20	12.26	88.44%	11.34%	219.31%	9.90x	$1.00	9.27%	NM	$32,860	12.82%	5.60%	1.04%	0.94%	7.16%	1.17%	8.87%
NAL	NewAlliance Bancshares of CT	$11.77	$1,256.89	$0.37	$13.18	29.43	89.30%	14.65%	149.56%	31.81x	$0.28	2.38%	70.00%	$8,581	16.40%	10.49%	0.65%	0.51%	3.06%	0.47%	2.83%
PBCT	Peoples United Financial of CT	$16.05	$5,538.04	$0.36	$14.89	NM	107.79%	26.61%	153.30%	NM	$0.61	3.80%	NM	$20,810	24.69%	18.73%	0.93%	0.66%	2.59%	0.61%	2.40%
PFS	Provident Financial Serv. Inc. of NJ	$11.17	$668.38	($1.95)	$14.58	NM	76.61%	10.02%	130.34%	NM	$0.44	3.94%	NM	$6,669	13.08%	8.13%	1.04%	-1.79%	-12.18%	-1.79%	-12.18%

(1)	Average of High/Low or Bid/Ask price per share.

(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.

(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.

(4)	Indicated 12 month dividend, based on last quarterly dividend declared.

(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.

(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.
Copyright (c) 2009 by RP® Financial, LC.